Exhibit 2.1

ASSET PURCHASE AGREEMENT
dated as of April 17, 2019
by and between
ANGIODYNAMICS, INC.
and
MEDLINE INDUSTRIES, INC.

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Construction	16
Section 1.3	Performance of Obligations by Affiliates	16

ARTICLE II

PURCHASE AND SALE

ARTICLE III

CLOSING
Section 3.1	Closing	25
Section 3.2	Transactions at Closing	25
Section 3.3	Post-Closing Inventory Adjustment	26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE VI

COVENANTS

-ii-

ARTICLE VII

EMPLOYEE MATTERS

ARTICLE VIII

TAX MATTERS

Section 8.1	Transfer Taxes	55
Section 8.2	Straddle Period Non-Income Taxes	55
Section 8.3	Tax Cooperation	55
Section 8.4	Miscellaneous	55
Section 8.5	Tax Provision Priority	56

ARTICLE IX

OTHER AGREEMENTS

ARTICLE X

CONDITIONS TO CLOSING

Section 10.1	Conditions to Each Party’s Obligations	60
Section 10.2	Conditions to Seller’s Obligations	60
Section 10.3	Conditions to Buyer’s Obligations	61

-iii-

Section 10.4	Frustration of Closing Conditions	62

ARTICLE XI

TERMINATION

Section 11.1	Termination	62
Section 11.2	Procedure and Effect of Termination	63

ARTICLE XII

INDEMNIFICATION

ARTICLE XIII

MISCELLANEOUS

-iv-

SCHEDULES

Schedule 1.1(a)(i) – Business Contracts
Schedule 1.1(a)(ii) – Schedule of Business Employees
Schedule 1.1(a)(iii) – Business Owned Real Property
Schedule 1.1(a)(iv) – Buyer’s Knowledge
Schedule 1.1(a)(v) – Permitted Liens
Schedule 1.1(a)(vi) – Products
Schedule 1.1(a)(vii) – Seller’s Knowledge
Schedule 1.1(a)(viii) – Shared Products
Schedule 2.1(c)(i) – Equipment
Schedule 2.1(d)(i) – Patents
Schedule 2.1(d)(ii) – Licensed Patents
Schedule 2.1(d)(iii) – Marks
Schedule 2.1(d)(iv) – Licensed Marks
Schedule 2.1(f) – Permits
Schedule 2.1(j) – Telephone and Directory Listings
Schedule 2.1(m) – Other Acquired Assets
Schedule 2.8(a) – Purchase Price Allocation
Schedule 4.3 – Seller Consents
Schedule 4.5(c) – Absence of Certain Changes or Events
Schedule 4.6(a) – Financial Information
Schedule 4.7(b) – Real Property and Third Party Leases
Schedule 4.7(c) – Other Real Property
Schedule 4.9 – Sufficiency of Assets
Schedule 4.10(a) – Material Contracts
Schedule 4.11 – Orders and Proceedings
Schedule 4.12 – Material Permits
Schedule 4.14(a) – Customers
Schedule 4.14(b) – Suppliers
Schedule 4.14(c) – Distributors
Schedule 4.15(a) – Seller Benefit Plans
Schedule 4.16(a) – Labor Matters
Schedule 4.17 – Tax Matters
Schedule 4.18(c)(i) – Abandoned or Ineffective Intellectual Property
Schedule 4.18(c)(ii) – Transferred Intellectual Property
Schedule 4.18(d) – Intellectual Property Claims
Schedule 4.18(e) – Intellectual Property Infringements
Schedule 4.20 – Environmental Compliance
Schedule 4.22 – Related Party Transactions
Schedule 5.3 – Buyer Consents
Schedule 6.1(b) – Conduct of the Business Prior to Closing
Schedule 9.3 – Shared Contracts
Schedule 10.1(b) – Antitrust Approvals
Schedule 12.2 – Indemnification by Seller
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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of April 17, 2019, is entered into by and between AngioDynamics, Inc., a Delaware corporation (“Seller”), and Medline Industries, Inc., an Illinois corporation (“Buyer”).  Seller and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”
WHEREAS, Seller is engaged in, among other things, the Business; and
WHEREAS, Seller and its Subsidiaries desire to sell to Buyer, and Buyer desires to purchase from Seller and its Subsidiaries, the Acquired Assets and Buyer desires to assume the Assumed Liabilities, each upon the terms and conditions set forth herein, and in connection therewith, the Parties desire to enter into the transactions contemplated by this Agreement and by the Ancillary Agreements (collectively, the “Transactions”).
NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1  Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following capitalized terms have the following meanings when used herein:
“Accounts Receivable” has the meaning set forth in Section 2.2(f).
“Acquired Assets” has the meaning set forth in Section 2.1.
“Adverse Law or Order” means (a) any Law enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of the Transactions or (b) any Order that prevents the consummation of the Transactions, whether preliminary or final.
“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Laws” means Section 1060 of the Code, the Treasury regulations promulgated thereunder, and any other applicable Tax laws that the Parties must satisfy with respect to the allocation of the Purchase Price for U.S. federal income tax purposes.
“Allocation Schedule” has the meaning set forth in Section 2.8(a).
“Ancillary Agreements” means the Transfer Documents, the Bill of Sale, the Assignment and Assumption Agreement, the Warranty Deed, the Intellectual Property Assignment Agreement, the Intellectual Property License Agreement, the Transition Services Agreement and the Transition Manufacturing Agreement.
“Antitrust Laws” has the meaning set forth in Section 4.4.
“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into between the Selling Parties and Buyer in a form to be mutually agreed upon by the Parties evidencing, among other things, the assignment by the Selling Parties and assumption by Buyer of the Assumed Liabilities.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Base Consideration” has the meaning set forth in Section 2.6.
“Benefit Plan” means any employee benefit plan, employment, retention, severance or similar agreement or other compensation or benefit plan, program, policy, agreement or arrangement, including (a) any profit-sharing, deferred compensation, commission, incentive, bonus, equity or equity-based award, pension, retirement, severance, retention or change of control plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for “fringe benefits” or perquisites, (c) any hospitalization, health, welfare, dental, disability, sick leave, employee assistance program, vacation benefits, insurance (including any self-insured arrangements), workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other benefit plan, agreement or arrangement or (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA.
 “Bill of Sale” means the bill of sale to be entered into between the Selling Parties and Buyer in a form to be mutually agreed upon by the Parties, evidencing the transfer of the Acquired Assets to Buyer.
“Books and Records” means original or copies of all of the books, records, files, work papers, data and information (including customer and supplier lists, summaries of financial and accounting records, purchase orders and invoices, sales orders and sales order log books, inventory records, product specifications, cost and pricing information, design history files, research and commercial data and sales and promotional literature) in the possession or control of Seller or its Subsidiaries, whether held in hard copy or electronically, in each case to the extent primarily related to the Business.

“Business” means Seller’s and its Subsidiaries’ fluid management business, including the business of Seller and its Subsidiaries of researching, testing, designing, developing, manufacturing, commercializing, distributing and/or selling the Products.
“Business Contracts” means the Contracts identified on Schedule 1.1(a)(i).
“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in New York City, New York are generally open for business.
“Business Employee” means each individual employed by Seller or its Subsidiaries who is primarily engaged in the Business. Such Business Employees are identified on Schedule 1.1(a)(ii) (as such schedule may be updated in writing from time to time by Seller with the prior written consent of Buyer (not to be unreasonably withheld), the “Schedule of Business Employees”).
“Business Owned Real Property” means the real property located in Glens Falls, New York identified on Schedule 1.1(a)(iii).
“Buyer” has the meaning set forth in the preamble hereof.
“Buyer Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.
“Buyer Fundamental Representations” means, collectively, the representations and warranties of Buyer set forth in Section 5.1 (Qualification; Organization), Section 5.2 (Authority; Binding Effect) and Section 5.8 (Brokers).
“Buyer H&W Plans” has the meaning set forth in Section 7.1.
“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).
“Buyer Information” has the meaning set forth in Section 13.3(b).
“Buyer 401(k) Plan” has the meaning set forth in Section 7.5.
“Buyer’s Knowledge” means the actual knowledge of the persons listed on Schedule 1.1(a)(iv).
“Cadwalader” means Cadwalader, Wickersham & Taft LLP.
“Cap” has the meaning set forth in Section 12.2(b)(ii).
“Claim” means any claim, demand, cause of action, chose in action, suit, litigation, Proceeding, arbitration, hearing or investigation against any Person.
“Claim Notice” has the meaning set forth in Section 12.4(a).
“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.
“Closing Inventory” means the aggregate amount of all Inventory as of 11:59 p.m. on the day immediately prior to the Closing Date, determined in a manner consistent with the presentation of Inventory on Seller’s consolidated balance sheet which appears in Seller’s annual report on Form 10-K for the fiscal year ended May 31, 2018; provided, that such Inventory is (a) in good, merchantable and useable condition, (b) in the case of finished goods, of a quality and quantity saleable in the ordinary course of business, (c) not in excess of six (6) months’ supply based on historical usage and (d) not obsolete (which, for purposes hereof, shall include items that have no sales activity for a period of 12 months or longer).
“Closing Statement” has the meaning set forth in Section 3.3(a).
“Closing Statement Dispute Notice” has the meaning set forth in Section 3.3(b).
“COBRA” has the meaning set forth in Section 2.4(i).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Competing Business” has the meaning set forth in Section 9.8(a)(i).
“Confidentiality Agreement” means the Confidentiality Agreement, dated April 24, 2018, by and between Seller and Buyer.
“Consent” means any consent, approval, ratification, authorization, waiver, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person (including, with respect to any Shared Contract, the arrangements described in Section 9.3).
“Consolidated Tax Returns” means any Tax Returns with respect to Consolidated Taxes.
“Consolidated Taxes” means all federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include Seller or any of its Affiliates.
“Continuing Employee” has the meaning set forth in Section 7.1.
“Contract” means any written or oral contract, agreement, purchase order, lease, instrument, note, indenture, legally binding commitment, license or sublicense.
“Copyrights” has the meaning set forth in the term  “Intellectual Property.”
“Data Breach” means the unauthorized access, use, disclosure, acquisition, or modification of Personal Data or any other data security incident requiring notification to affected persons or regulators under applicable Privacy Requirements.

 “Data Room” means the “data room” hosted by Intralinks titled “Project Breakaway” and prepared by Seller and its advisors in connection with the Transactions.
“De Minimis Amount” means fifty thousand dollars ($50,000).
“Deductible” means eight hundred thirty seven thousand five hundred dollars ($837,500).
“Direct Claim” has the meaning set forth in Section 12.5.
“Disclosure Schedules” means the Buyer Disclosure Schedules and the Seller Disclosure Schedules.
“Effect” means any event, change, effect, development, circumstance, condition or occurrence.
“Environmental Claim” means (a) any Proceeding against or involving the Business or for which the Business is responsible alleging Liability under or a violation of any Environmental Law or (b) any Liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees, fines or penalties relating to the presence, Release or threatened Release of, or exposure to, any Hazardous Materials.
“Environmental Laws” means all Laws relating to or addressing pollution or protection of the environment, human health and safety, or natural resources, or the generation, use, handling, transportation, treatment, storage, disposal, distribution, labeling, disposal, discharge, Release, threatened Release, control or cleanup of Hazardous Materials or the protection of worker health and safety.
“Environmental Permit” means any Permit required by or from a Governmental Authority under Environmental Laws.
“Equipment” has the meaning set forth in Section 2.1(c).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.15(d).
“Estimated Purchase Price” has the meaning set forth in Section 2.7(a).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act.
“Financial Information” has the meaning set forth in Section 4.6.

“Foreign Antitrust Laws” has the meaning set forth in Section 4.4.
“Fraud” (a) of Seller, means an intentional or willful misrepresentation with respect to any representation or warranty made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 3.2(a)(iii) of this Agreement, in each case that satisfies each and every element of common law fraud as construed under the laws of the State of Delaware, and (b) of Buyer, means an intentional or willful misrepresentation with respect to any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 3.2(b)(iii) of this Agreement, in each case that satisfies each and every element of common law fraud construed under the laws of the State of Delaware.
“GAAP” means accounting principles generally accepted in the United States, in effect from time to time, consistently applied.
“Government Antitrust Authority” has the meaning set forth in Section 6.2(d).
“Governmental Approvals” means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, endorsements, waivers, designations or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority.
“Governmental Authority” means (a) any nation or government, including any federal, state, local or foreign municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any entity, instrumentality, department, commission, bureau, agency, body, authority, board, court, tribunal, arbitration official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions.
“Hazardous Materials” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, asbestos, mold, radioactive material or any other constituent of any substance or waste which is defined in, regulated under or for which liability or standards of care are imposed by any Environmental Law.
“Healthcare Laws” means all applicable foreign, federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including, to the extent applicable:  (i) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (ii) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Requirements of Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (iii) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (iv) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (v) federal or state Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (vi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vii) state Laws relating to insurance and risk-sharing products, services and arrangements; (viii) the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), enacted as part of the American Recovery and Reinvestment Act of 2009, and any HITECH implementing regulations; (ix) the Public Health Service Act (42 U.S.C. § 201 et seq.), including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2; (x) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; and (xi) Laws administered or issued by the FDA, including the FDCA; each of (i) through (xi) as amended from time to time; and all comparable foreign, federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Filing” has the meaning set forth in Section 6.2(a).
“Improvements” means all buildings, structures, facilities and improvements located on the Business Owned Real Property, including buildings, structures, facilities and improvements which are under construction.
“Indebtedness” means (a) all indebtedness, whether or not contingent, for borrowed money (including the aggregate principal amount thereof, the aggregate amount of accrued but unpaid interest thereon and any premiums, prepayment penalties or similar contractual charges thereon), (b) all obligations evidenced by notes, bonds, debentures, loan agreements or other similar instruments, (c) all obligations in respect of interest rate or currency obligation swaps, caps, floors, hedges or similar arrangements, (d) all obligations for the deferred purchase price of property, conditional sale obligations and obligations under any title retention agreement; (e) all obligations under leases required to be capitalized in accordance with GAAP, (f) all payment obligations, contingent or otherwise, under acceptance, letters of credit, bank guarantees, surety bonds or similar facilities, (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, and (h) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) of any other Person secured by any Lien on any of the Acquired Assets; provided, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.
“Indemnified Party” has the meaning set forth in Section 12.3(a).
“Indemnifying Party” has the meaning set forth in Section 12.4(a).
“Information” means either Buyer Information or Seller Information, as applicable.
“Information Security Program” has the meaning set forth in Section 4.18(i).

“Intellectual Property” means all intellectual property or other proprietary rights in any jurisdiction throughout the world, including issued, registered, unregistered and pending: (a) patents, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patentable), and related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, brands, trade names, trade dress, corporate names, logos, internet domain names, URLs, and other indicia of source or origin, together with derivations and combinations thereof, common law rights thereto, and all applications (including intent to use applications), registrations and renewals of the foregoing, together with the goodwill connected with the use of the foregoing (collectively, “Marks”);  (c) copyrights, published and unpublished works of authorship (whether or not copyrightable), including computer software programs, applications, source code and object code, and databases, together with common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above (collectively “Copyrights”); (d) mask works and any applications, registrations and renewals for any of the foregoing; and (e) trade secret rights under applicable Law and other intellectual property rights arising from or in respect of the Know-How.
 “Intellectual Property Assignment Agreement” means the assignments of the Selling Parties’ right, title and interest in and to the registrations and applications related to the Transferred Intellectual Property in a form to be mutually agreed upon by the Parties, assigning such right, title and interest in and to such registrations and applications to Buyer, as appropriate.
“Intellectual Property License Agreement” means the licenses by Seller or one of its Affiliates of the NAVILYST and NAVILYST MEDICAL Marks, including any related or similar Marks to the extent the same incorporate NAVILYST or NAVILYST MEDICAL or any variation or derivative thereof, to Buyer in a form to be mutually agreed upon by the Parties, pursuant to which Buyer will have the perpetual, sublicenseable, royalty-free right to use such Marks solely within the scope of the Business and Seller and its Affiliates will be prohibited from using such mark within the scope of the Business.
“Inventory” means all inventory, merchandise, raw materials, work-in-process, finished goods, packaging, labels and supplies owned by Seller or any of its Subsidiaries that are related to the Products (including the applicable Inventory Proportion of each Shared Product).
“Inventory Deficiency” means the amount, if any, by which the Inventory Threshold exceeds the Closing Inventory.
“Inventory Proportion” means, for each Shared Product, the proportion of inventory, merchandise, raw materials, work-in-process, finished goods, packaging, labels and supplies related to such Shared Product that were, in the Ordinary Course of Business, allocated to the Business.
 “Inventory Surplus” means the amount, if any, by which the Closing Inventory exceeds the Inventory Threshold.

“Inventory Threshold” means $10,000,000.
“IRS” means the United States Internal Revenue Service.
“Know-How” means all non-public information, proprietary or otherwise, including inventions, discoveries, improvements, ideas, processes, methods, designs, formulae, models, methodologies, technical information, databases, data compilations and collections, trade secrets, source code, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, tools, simulation capability, manuals and technical information (including those provided to employees, customers, suppliers, agents or licensees), records, books, documentation, specifications any other embodiments of the foregoing.
 “Law” means each provision of any national, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any debt, liability, duty or obligation, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law or Order or any Contract.
“Licensed Marks” has the meaning set forth in Section 2.1(d)(iv).
“Licensed Patents” has the meaning set forth in Section 2.1(d)(ii).
“Lien” means any lien, encumbrance, mortgage, security interest, pledge, conditional sale agreement or other title retention agreement, deed of trust, easement, right of way, or other charge or encumbrance of any nature whatsoever on any property or property interest.
“Losses” has the meaning set forth in Section 12.1(b).
“Marks” has the meaning set forth in the term “Intellectual Property.”
“Material Adverse Effect” means any Effect that, when taken individually or together with all other Effects is, or is reasonably likely to be, materially adverse to the financial condition, assets or results of operation of the Business, taken as a whole; provided, however, that no Effects, to the extent resulting from the following, shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Business operates, including any changes generally affecting financial, credit or capital market conditions; (b) changes in the industry in which the Business operates, including changes in any markets that supply materials to the Business or in which customers of the Business operate; (c) general changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest or exchange rates; (d) acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof; (e) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer (in each case, other than pursuant to Section 6.1); (f) any changes or prospective changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement of, or the pendency of, this Agreement or consummation of the Transactions, in each case as a result of the identity of Buyer or the announcement by Buyer or any of its Affiliates of its or their plans or intentions with respect to the Business, including (i) any departure or termination of any officers, directors, employees or independent contractors of Seller or any of its Subsidiaries or (ii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with, or any other adverse development (or potential adverse development) in the Business’ relationships with any of its customers, suppliers, distributors, partners or other business relationships of the Business; (h) any natural or man-made disaster or acts of God; or (i) any failure by the Business to meet any financial or other plan, estimate, budget or projection for any period (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that any Effect described in clauses (a), (b), (c), (d), (f), and (h) shall be taken into account in determining whether a Material Adverse Effect occurred or would reasonably be expected to occur to the extent (and only to the extent) any such Effect is disproportionately adverse to the Business, taken as a whole, as compared to participants in the industry in which the Business operates.  References in this Agreement to dollar amount thresholds will not be deemed to be evidence of a Material Adverse Effect or materiality.
“Material Contract” has the meaning set forth in Section 4.10(a).
“Material Permit” has the meaning set forth in Section 4.12.
“Non-Business Employee” means each Person who is employed by Seller or by a Subsidiary of Seller and who is not a Business Employee.
“Non-Paying Party” has the meaning set forth in Section 8.2.
“Non-Transferable Asset” has the meaning set forth in Section 2.5(a).
“Non-U.S. Employee” has the meaning set forth in Section 7.8.
 “Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, determination or other binding obligation of any Governmental Authority (whether preliminary or final).
“Ordinary Course of Business” means the operation of the Business by Seller and its Subsidiaries in the usual and customary way and consistent with their past practices through the date of this Agreement.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or certificates of existence, or any foreign equivalent of any of the foregoing, as applicable.
“Outside Date” has the meaning set forth in Section 11.1(b).
“Parties” or “Party” has the meaning set forth in the preamble hereof.
“Patents” has the meaning set forth in the term “Intellectual Property.”
“Paying Party” has the meaning set forth in Section 8.2.
“Permits” means all permits, licenses, registrations, privileges, immunities, certificates, franchises, variances, exemptions, orders and other Governmental Approvals, Consents and authorizations.
“Permitted Lien” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (b) Liens of landlords, carriers, warehousemen, mechanics, repairmen and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (c) restrictions under the leases, subleases and similar agreements with respect to the Business Owned Real Property set forth on Schedule 4.7(b), none of which materially interferes with the ordinary conduct of the Business as a whole, (d) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, in each case that are set forth on Schedule 1.1(a)(v), (f) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not detracting in any material respect from the value of real property or interfering in any material respect with the use of such real property in the Ordinary Course of Business, (g) Liens that have been placed by any landlord’s financing sources on real property over which Seller and/or its Affiliates have a leasehold interest, (h) any conditions that would be shown by a current, accurate survey or physical inspection of any Business Owned Real Property not detracting in any material respect from the value of such real property or interfering in any material respect with the use of such real property in the Ordinary Course of Business, (i) zoning, building and other generally applicable land use restrictions not interfering in any material respect with the use of such real property in the Ordinary Course of Business, (j) Liens resulting from any facts or circumstances relating to Buyer or its Affiliates and (k) restrictions on transfer under applicable securities Laws.
“Person” means any natural person, individual, corporation (including any non-profit corporation), partnership, joint venture, limited liability company, estate, trust, cooperative,

foundation, society, political party, union, other unincorporated organization, joint stock company or Governmental Authority.
“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, a unique device identifier or any data that, if it were subject to a Data Breach, would require notification under Privacy Requirements, or any other information regulated as “personal data,” “personal information,” “personally identifiable information,” or similar terms under Privacy Requirements.
“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 6.1(a).
“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.
“Privacy Requirements” means all applicable data protection and privacy Laws that govern collecting, accessing, processing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data, including, to the extent applicable, the Health Insurance Portability and Accountability Act (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act, the Computer Fraud and Abuse Act, California Online Privacy Protection Act, and all other state Law equivalents of such Laws (including state social security number protection Laws and state data breach notification Laws), and the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), and all implementing regulations and requirements, and other similar Laws and requirements.
 “Proceeding” or “Proceedings” means any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority, arbitrator or arbitration panel.
“Products” means the products of Seller’s and its Subsidiaries’ fluid management business. Products include those products listed on Schedule 1.1(a)(vi) and, to the extent used in the fluid management business, the Shared Products. Products do not include Shared Products to the extent used in the Retained Business.

 “Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.
“Purchase Price” has the meaning set forth in Section 2.6.
“Regulatory Authority” means any Governmental Authority that has jurisdiction over the approval, clearance, marketing, manufacture, sale and distribution of medical devices and technology, including over the Products.
“Release” means any release, spill, emission, leaking, pumping, injection, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Representatives” means, with respect to any Person, any officers, directors, employees, Subsidiaries, attorneys, investment bankers, financial advisors, agents and other representatives of such Person.
“Retained Business” means the business, assets (including Know-How and Intellectual Property), operations and activities of Seller and its Subsidiaries relating to the Retained Products or not otherwise included in the definition of Acquired Assets, including but not limited to Seller’s and its Subsidiaries’ vascular access, oncology/surgery or other peripheral vascular (including thrombus management, venous insufficiency and peripheral core products) global business units.
“Retained Products” means each product of Seller and its Subsidiaries that is not a Product.
“Sanctions” has the meaning set forth in Section 4.12(e).
“Schedule of Business Employees” has the meaning set forth in the definition of “Business Employees.”
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble hereof.
“Seller Benefit Plan” has the meaning set forth in Section 4.15(a).
“Seller Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.
“Seller Fundamental Representations” means, collectively, the representations and warranties of Seller set forth in Section 4.1 (Qualification; Organization), Section 4.2 (Authority; Binding Effect), Section 4.8 (Title to Assets) and Section 4.21 (Brokers).
“Seller Indemnified Parties” has the meaning set forth in Section 12.3(a).

“Seller Information” has the meaning set forth in Section 13.3(c).
“Seller’s Knowledge” means the actual knowledge, after due inquiry, of the Persons listed on Schedule 1.1(a)(vii).
“Seller Privacy Policy” means each external or internal privacy policy, as of the date hereof, of the Seller or any of its Subsidiaries, including any policy relating to:  (a) the privacy of individuals in connection with any Selling Party website or Product; (b) the collection, storage, disclosure, and transfer of any Personal Data; and (c) any employee information.
“Seller Tax Refund” has the meaning set forth in Section 2.2(d).
“Seller 401(k) Plan” has the meaning set forth in Section 7.5.
“Selling Parties” means Seller and each Subsidiary of Seller that is engaged in the Business, employs any Business Employee or otherwise holds any Acquired Asset.
“Shared Contracts” means (a) any Contract listed on Schedule 9.3 and (b) any other Contract to which Seller or any of its Affiliates is a party that is a Contract with a customer, supplier or distributor of the Business and that is not otherwise a Business Contract, unless for any Contract referred to in this clause (b), Buyer provides written notice to Seller that such Contract shall not be a Shared Contract. For the avoidance of doubt, Shared Contracts shall not include any Contract exclusively related to the Retained Business.
“Shared Products” means those products listed on Schedule 1.1(a)(viii) (unless, for the avoidance of doubt, such products are exclusively used by the Business and accordingly are not used by the Retained Business).
“Sidley” means Sidley Austin LLP.
“Significant Customer” has the meaning set forth in Section 4.14(a).
“Significant Distributor” has the meaning set forth in Section 4.14(c).
“Significant Supplier” has the meaning set forth in Section 4.14(b).
 “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.
“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income,

franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.
“Tax Return” means any return (including estimated returns), declaration, filing, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Third Party Claim” has the meaning set forth in Section 12.4(a).
“Title Company” has the meaning set forth in Section 6.7.
“Title Policy” has the meaning set forth in Section 6.7.
“Transaction Expert” has the meaning set forth in Section 3.3(c).
“Transactions” has the meaning set forth in the recitals hereof.
“Transfer Documents” means, collectively, any and all agreements, assignments, deeds, certificates and other instruments of sale, conveyance, transfer, assignment and/or assumption, as the case may be, between the Selling Parties and Buyer as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of the Selling Parties in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to Buyer, in accordance with the terms hereof.
“Transfer Taxes” means any federal, state, county, local and foreign sales, use, transfer, excise, stamp, conveyance, value added, documentary transfer, recording, registration, filing or other Taxes imposed with respect to the Transactions.
“Transferred Intellectual Property” has the meaning set forth in Section 2.1(d).
“Transition Manufacturing Agreement” means the transition manufacturing agreement to be entered into at Closing in a form to be mutually agreed upon by the Parties, pursuant to which Buyer will provide certain transitional manufacturing services to Seller.
“Transition Services Agreement” means the transition services agreement to be entered into at Closing in a form to be mutually agreed upon by the Parties, pursuant to which Seller will provide certain transition services to Buyer, and Buyer will make available, to the extent permitted under applicable Law, any Acquired Assets necessary for Seller to provide such services.
“United States” and “U.S.” mean the United States of America (including its territories and possessions).

“U.S. Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other U.S. federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“WARN” has the meaning set forth in Section 7.7.
“Warranty Deed” means a special warranty deed, or comparable instruments of transfer and assignment, with respect to the Business Owned Real Property, in a form to be mutually agreed upon by the Parties.
“Willful Breach” means a material breach of, or material failure to perform this Agreement, that is a consequence of a deliberate act or failure to act by the breaching or non-performing party.
Section 1.2  Construction. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The word “or” is not exclusive. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any Ancillary Agreement) shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. References to anything having been “provided,” “made available” or “delivered” (or any other similar references) to Buyer means that the relevant item has been posted in the Data Room in a location accessible to Buyer at least two (2) days prior to the date hereof.  Any references to stock, capital stock or shares of capital stock or similar expressions shall, with respect to any entity not organized or incorporated in a State of the United States of America, be deemed to include shares and other equity interests.  The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.
Section 1.3  Performance of Obligations by Affiliates. Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly or by any Affiliate or designee of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part; provided, that Seller shall not be relieved of any of its obligations hereunder as a result thereof. Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate or designee of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part, provided, that Buyer shall not be relieved of any obligations hereunder as a result thereof. With respect to any particular action or inaction, the use of the words “Seller shall,” “Seller agrees to,” and any similar variation with respect to any action or inaction, also means “Seller shall cause” the particular action or inaction to be performed or not to be performed, and the use of the words “Buyer shall,” “Buyer agrees to” and any similar variation with respect to any action or inaction, also means “Buyer shall cause” the particular action or inaction to be performed or not to be performed, because Seller and Buyer each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates. Seller guarantees the performance or non-performance of all actions, agreements and obligations to be performed or not to be performed by any Subsidiaries or Affiliates of Seller under the terms and conditions of this Agreement, and Buyer guarantees the performance or non-performance of all actions, agreements and obligations to be performed or not to be performed by any Subsidiaries or Affiliates of Buyer under the terms and conditions of this Agreement, regardless of whether or not any such Person is a party hereto. In case Seller undertakes any actions, agreements and obligations that should be performed by any Subsidiaries or Affiliates of Seller under the terms and conditions of this Agreement, Seller shall be deemed to be acting on behalf of such Subsidiaries or Affiliates.
ARTICLE II

PURCHASE AND SALE
Section 2.1  Agreement to Purchase and Sell. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, for the consideration specified in Section 2.6, Seller shall, and shall cause the other Selling Parties to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from the Selling Parties, free and clear of all Liens, other than Permitted Liens, all right, title and interest of Seller and its Subsidiaries, as of the Closing, in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located, used primarily in connection with the Business as the same shall exist on the Closing, including all right, title and interest of the Selling Parties in, to and under the following, except to the extent identified as Excluded Assets, (collectively, the “Acquired Assets”):
(a) all Products;
(b) all Inventory;
(c) all fixed and other tangible personal property primarily related to the Business, including furniture, fixtures, equipment and machinery (which includes any software or related Intellectual Property primarily used to operate or control such equipment and machinery to the extent owned by Seller), spare parts and other tangible assets located at the Business Owned Real Property, including as listed on Schedule 2.1(c)(i) (collectively, the “Equipment”);

(d)  (i) the Patents owned by Seller and its Subsidiaries primarily used in connection with the Business, including as listed on Schedule 2.1(d)(i), (ii) the Patents in-licensed by Seller and its Subsidiaries primarily used in connection with the Business, including as listed on Schedule 2.1(d)(ii) (the “Licensed Patents”), (iii) the Marks owned by Seller and its Subsidiaries primarily used in connection with the Business, including as listed on Schedule 2.1(d)(iii), together with all common law rights associated with such trademarks and service marks and the goodwill associated therewith, (iv) the Marks in-licensed by Seller and its Subsidiaries primarily used in connection with the Business, including as listed on Schedule 2.1(d)(iv), together with all common law rights associated with such trademarks and service marks and the goodwill associated therewith (the “Licensed Marks”), (v) trade dress, logos, packaging design, slogans, and copyrights in both published and unpublished works, including all compilations, in each case, to the extent primarily related to the Business, (vi) the Know-How owned or held by or licensed to Seller or any of its Subsidiaries to the extent primarily related to the Business, (vii) all other Intellectual Property owned or used by Seller and its Subsidiaries to the extent primarily related to the Business, and (viii) claims and causes of action with respect to the foregoing Intellectual Property, including all rights to and claims for damages, restitution and injunctive and other legal or equitable relief for past, present or future infringement, misappropriation or other violation thereof (all of the foregoing in this Section 2.1(d), the “Transferred Intellectual Property”);
(e) subject to Section 2.5, the Business Contracts and all rights, benefits and interests thereunder from and after the Closing; provided, that Seller shall update Schedule 1.1(a)(i) no later than five (5) Business Days prior to the Closing Date to account for Contracts that were, in compliance with Section 6.1, entered into or that have terminated in accordance with their terms after the date of this Agreement and prior to the Closing;
(f) the Permits (including any applications that are in process) listed on Schedule 2.1(f) to the extent transferable to Buyer under applicable Law;
(g) the Business Owned Real Property, together will all buildings, structures, improvements, fixtures and all appurtenances thereto and all easements and other rights in respect thereof;
(h) all Books and Records; provided, however, that if any Books and Records contain any information of Seller or any of its Subsidiaries not primarily related to the Business or the employment of the Business Employees, Seller may elect to redact those portions of such Books and Records to the extent pertaining to such other information or, in Seller’s sole and absolute discretion, Seller may deliver unredacted copies of such Books and Records containing information not primarily related to the Business or the employment of Business Employees but such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Seller, and Buyer shall have no rights with respect to such information except to the extent otherwise provided in this Agreement;
(i) all rights, claims or causes of action against third parties to the extent primarily relating to any Assumed Liability;

(j) all telephone, telex and telephone facsimile numbers and other directory listings utilized by Seller and its Subsidiaries primarily in connection with the Business, including those listed on Schedule 2.1(j);
(k) all of the Selling Parties’ rights to the extent relating to the Business under all restrictive covenant, confidentiality, non-disclosure and invention assignment agreements;
(l) all goodwill of the Business as a going concern; and
(m) those assets listed on Schedule 2.1(m).
The parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (m) in this Section 2.1; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.
Section 2.2  Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not (and shall cause its Subsidiaries not to) grant, sell, transfer, convey, assign or deliver, and Buyer shall not, nor shall Buyer have any right to, purchase, accept or otherwise acquire, any right, title or interest in any of the following assets, properties, rights or interests of Seller or any of its Affiliates, which are expressly excluded from the Acquired Assets and are not to be acquired by Buyer pursuant to this Agreement (the “Excluded Assets”):
(a) the equity securities of the Subsidiaries of Seller;
(b) any assets, properties, rights or interests primarily related to the Retained Business, including the Retained Products;
(c) rights of Seller and its Subsidiaries arising under this Agreement or the Ancillary Agreements or from the consummation of the Transactions;
(d) all Tax refunds, credits, offsets, recoveries and similar benefits related to the Acquired Assets for a Pre-Closing Tax Period or relating to the other Excluded Assets for all periods (“Seller Tax Refunds”);
(e) cash, cash equivalents, bank deposits and marketable securities on hand and in transit of Seller and its Subsidiaries;
(f) all accounts receivable of Seller and its Subsidiaries (including of the Business) as of Closing (collectively, the “Accounts Receivable”);
(g) the corporate books and records of Seller and its Subsidiaries;
(h) all current and prior insurance policies, and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and
(i) any Seller Benefit Plan and any assets thereunder or related thereto, except as expressly provided in Section 7.5 and Section 7.6.

The Parties acknowledge and agree that neither Buyer nor any of its Subsidiaries will acquire or be permitted to retain hereunder any direct or indirect right, title and interest in any Excluded Assets.
Section 2.3  Assumed Liabilities. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Buyer shall assume and agree to pay, perform and discharge when due (or cause its applicable Affiliates to pay, perform and discharge when due) the following Liabilities, except to the extent specifically identified as Excluded Liabilities (collectively, the “Assumed Liabilities”):
(a) all Liabilities of the Seller and its Subsidiaries under the Business Contracts to be paid, performed or otherwise discharged after the Closing Date, except to the extent such Liabilities, but for a breach or default by Seller or its Subsidiaries, as applicable, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arises out of any such breach or default by Seller or its Subsidiaries;
(b) all Liabilities arising out of or relating to any Acquired Asset or the Business after the Closing Date and resulting from the ownership, operation or control of the Acquired Assets or the Business after the Closing Date, including all such Liabilities (i) arising out of or relating to the design, manufacture, testing, marketing, labeling, distribution, use or sale of any Products; (ii) relating to a violation of Law or breach of Contract, or (iii) relating to any Proceeding;
(c) all Liabilities related to the return of Products manufactured after the Closing Date, recall of Products manufactured after the Closing Date, warranty claims, credits, rebates and refunds related to Products manufactured after the Closing Date and product liability or similar claims for injury to person or property relating to Products manufactured after the Closing Date;
(d) all Liabilities of the Business arising in connection with the infringement, misappropriation or other violation of the Intellectual Property of any third party, or allegation thereof, resulting or alleged to result from any Products of the Business as they are manufactured or processes of the Business as they are used, in each case after the Closing Date;
(e) all Liabilities (i) with respect to the Continuing Employees (A) to the extent arising after the Closing Date and resulting from Buyer’s ownership, operation or control of the Acquired Assets or the Business after the Closing Date, or (B) as expressly provided for in Article VII, and (ii) for Taxes (other than Transfer Taxes, which shall be governed by Section 8.1) attributable to the Acquired Assets or the operations or the income of the Business for any Post-Closing Tax Period, including the portion of any Straddle Period beginning after the Closing Date borne by Buyer as determined pursuant to Section 8.2; and
(f) all Liabilities arising under any Environmental Law or any Environmental Claim to the extent related to facts or conditions first arising after the Closing Date or related to the operation of the Business or the ownership, occupancy, operation, use or control of the Business Owned Real Property after the Closing Date.
Notwithstanding any other provision of this Section 2.3 or Article XII, for the purposes of Article XII, Assumed Liabilities do not include any Liability, and Seller Indemnified Parties shall not be entitled to recover any Losses, arising out of or resulting from the breach by Seller of (a) a representation or warranty of Seller set forth in Article IV (after taking into account the “materiality scrape” set forth in Section 12.1(c)) or any covenant of Seller contained in this Agreement (disregarding the De Minimis Amount, Deductible, Cap, or any time limit that might apply to such representations or warranties or covenants) or (b) any other agreement between Seller or its Affiliates, on one hand, and Buyer or its Affiliates, on the other hand (including the Ancillary Agreements). For the avoidance of doubt, nothing in the preceding sentence shall narrow or expand the Excluded Liabilities.
Section 2.4  Excluded Liabilities. The Seller and its Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, all Liabilities of Seller and its Affiliates other than the Assumed Liabilities (collectively, including the matters set forth below, the “Excluded Liabilities”), and, notwithstanding anything to the contrary herein, none of the following shall be Assumed Liabilities for purposes of this Agreement:
(a) all Liabilities under the Business Contracts to be paid, performed or otherwise discharged on or prior to the Closing Date or relating to a breach or default by Seller or its Subsidiaries on or prior to the Closing Date;
(b) all Liabilities arising out of or relating to any Acquired Asset or the Business on or prior to the Closing Date or resulting from the ownership, operation or control of the Acquired Assets or the Business on or prior to the Closing Date, including all such Liabilities (i) arising out of or relating to the design, manufacture, testing, marketing, labeling, distribution, use or sale of any Products, (ii) relating to a violation of Law or breach of Contract, or (iii) relating to any Proceeding, whether or not presently asserted;
(c) all Liabilities related to the return of Products manufactured or sold on or prior to the Closing Date, recall of Products manufactured or sold on or prior to the Closing Date, warranty claims, credits, rebates and refunds related to Products manufactured or sold on or prior to the Closing Date and product liability or similar claims for injury to person or property, regardless of when made or asserted, relating to Products manufactured or sold on or prior to the Closing Date;
(d) all Liabilities of the Business arising in connection with the infringement, misappropriation or other violation of the Intellectual Property of any third party, or allegation thereof, resulting or alleged to result from any Products of the Business as they are manufactured or processes of the Business as they are used, in each case on or prior to the Closing Date;
(e) all Liabilities with respect to the Indebtedness of Seller or any of its Affiliates or any Liabilities of the Business owed to Seller or its Affiliates;
(f) all Liabilities for Taxes (other than Transfer Taxes, which shall be governed by Section 8.1) attributable to the Acquired Assets or the operations or the income of the Business for any Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date borne by Seller as determined pursuant to Section 8.2;
(g) all current liabilities of the Business as of Closing, including all outstanding accounts payable under the Business Contracts as of such time (whether or not invoiced prior to or after such time);

(h) all Liabilities arising out of or relating to the Retained Business or the Excluded Assets;
(i) all Liabilities with respect to, arising under or related to the Seller Benefit Plans or to any Non-Business Employees (except as otherwise provided in Article VII); and all Liabilities of Seller or its Affiliates, with respect to, or arising under or in connection with (i) the Business Employees (including Liabilities for salaries, wages, bonuses, vacation, termination pay or severance pay or other compensation, payments or benefits earned, accrued or arising on or prior to or in connection with the Closing Date or in connection with the Closing including any such payments or benefits due on account of a Business Employee’s termination of employment as a result of such Business Employee rejecting Buyer’s offer of employment as described in Article VII, but excluding, for the avoidance of doubt, all Liabilities with respect to Continuing Employees under any Benefit Plan sponsored, maintained, or contributed to by Buyer and its Affiliates and the reimbursement obligation specified in Section 7.1), or any former employees of Seller or any of its Affiliates (including any Business Employee who does not become a Continuing Employee), (ii) any other employee benefit plan, policy, agreement or arrangement maintained or contributed to by Seller or any of its Affiliates, (iii) Title IV of ERISA, (iv) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (v) the continuation health coverage requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state law (“COBRA”) or (vi) the WARN Act, except as provided in Article VII;
(j) all fees and expenses of counsel, accountants, consultants and advisors incurred by Seller and its Affiliates in connection with the negotiation and preparation of this Agreement, the Ancillary Agreements and the Transactions;
(k) all Liabilities arising under any Environmental Law or any Environmental Claim to the extent related to facts or conditions existing prior to, or related to the operation of the Business or the ownership, occupancy, operation, use or control of the Business Owned Real Property on or prior to the Closing Date; and
(l) all Liabilities arising under any unclaimed property or escheat Laws to the extent related to facts or conditions existing on or prior to the Closing Date or resulting from the ownership, operation or control of the Acquired Assets or the Business on or prior to the Closing Date.
The Parties acknowledge and agree that neither Buyer nor any of its Affiliates will be required to assume or retain any Excluded Liabilities.
Section 2.5  Procedures for Assignments.  (a)  Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset (including any Contract) (a “Non-Transferable Asset”) if an assignment or transfer thereof, without the Consent of any third party or Governmental Authority, is prohibited or would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing. Prior to the Closing, and except as set forth in Section 6.2, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to obtain any Consents required to assign or transfer any such Non-Transferable Asset. If the Parties are not successful in obtaining any Consents to assign or transfer any Non-Transferable Asset at or prior to the Closing, then the Parties agree that for a period of one (1) year after the Closing, Seller will use commercially reasonable efforts to obtain such Consent.  The fact of a failure to obtain any such Consent shall not, in and of itself, result in a breach of this Agreement in any manner.
(b) If the Parties are not successful in assigning or transferring any Non-Transferable Asset or any right, benefit or obligation thereunder or resulting therefrom at or prior to the Closing in accordance with Section 2.5(a), then the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide Buyer with the benefits and burdens of any such Non-Transferable Asset and any right, benefit or obligation thereunder or resulting therefrom as if the appropriate Consent had been obtained, including provision of the consideration and other economic benefits to be received by Buyer in and under every Non-Transferable Asset and right, benefit or obligation thereunder or resulting therefrom, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer (it being acknowledged and agreed that, in connection therewith, Seller will cause the Shared Products to be acquired pursuant to any such Non-Transferable Asset to be allocated to Buyer in accordance with the applicable Inventory Proportion). Once the applicable Consent for the assignment or transfer of any such Non-Transferable Asset not assigned or transferred at the Closing is obtained, Seller shall assign and transfer such Non-Transferable Asset to Buyer at no additional cost. To the extent that Buyer is provided the benefits and burdens of any Non-Transferable Asset or right, benefit or obligation thereunder or resulting therefrom referred to herein (whether from Seller or otherwise) as if the appropriate Consent had been obtained, Buyer shall discharge and perform the Liabilities of Seller thereunder or in connection therewith (other than obligations under Shared Contracts relating to requirements obligations, exclusivity, non-competition or other restrictive covenants), as applicable, to the same extent as if the appropriate Consent had been obtained (it being understood that any assumption by Buyer of any burdens, obligations or Liabilities shall be subject to the terms of this Agreement, including Section 2.4).
(c) Without limiting the foregoing, after the Closing Seller shall exercise and enforce, on behalf of and at the request of Buyer, the rights of Seller and its Subsidiaries under the Shared Contracts to which Buyer is entitled pursuant to Section 2.5(b).
(d) Neither Party nor any of its respective Affiliates shall (i) in connection with obtaining the Consents referred to in Section 2.5(a), have any obligation to pay sums of money or provide any guarantee or other consideration, or agree to any undertaking, or otherwise agree to any action that would adversely affect such Party or its Affiliates, or such Party’s or its Affiliates’ businesses or operations, or any right or obligation of such Party or under any Contract related to such Consents, (ii) waive or discharge any liabilities or obligations owing to the other Party or its Affiliates by any counterparty under any Contract, (iii) waive any rights of the other Party or its Affiliates under any Contract or (iv) amend, modify, supplement or otherwise change in any material respect (including any change that adversely affects pricing) the terms of any Contract that would adversely affect the other Party or its Affiliates (except, in the case of this clause (iv), as contemplated by Section 9.3).
Section 2.6  Purchase Price.  As full consideration for the sale, transfer, conveyance, assignment and delivery to Buyer of the Acquired Assets by the Selling Parties, Buyer shall (i) deliver to Seller at the Closing a wire transfer(s) of immediately available funds in an amount equal to $167,500,000 (the “Base Consideration”), minus (x) the Inventory Deficiency, if any, plus (y)

the Inventory Surplus, if any (the “Purchase Price”) and (ii) assume at the Closing and subsequently, in due course in accordance with the terms applicable thereto, pay, perform and discharge the Assumed Liabilities.
Section 2.7  Estimated Closing Statement.  (a) No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth, in reasonable detail: (i) Seller’s good faith estimate of the Closing Inventory and (ii) its calculation of the Purchase Price in accordance with Section 2.6 (the “Estimated Purchase Price”).  The Estimated Purchase Price shall be paid by wire transfer of immediately available funds to the wire transfer address of Seller, which wire transfer address shall be provided to Buyer on or before the second (2nd) Business Day prior to the Closing Date.
(b) At Buyer’s election, by giving written notice to Seller no later than fifteen (15) Business Days prior to the Closing Date, the estimated Closing Inventory included in the Estimated Purchase Price shall be based on a physical inventory, to consist of a full inventory count, to be taken by Buyer and Seller (at Buyer’s cost for any third party expenses) on a date agreed to by Buyer and Seller and no more than ten (10) Business Days prior to the Closing Date (at which representatives of Buyer and Seller are to be present), as updated by the Business’ inventory records for the period after the taking of such physical inventory through the Closing Date.
Section 2.8  Purchase Price Allocation.
(a) The Parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated to the Acquired Assets in a manner consistent with the principles set forth on Schedule 2.8(a) and in accordance with the Allocation Laws.  Within sixty (60) days following the Closing Date, Buyer will deliver a draft schedule to Seller (the “Allocation Schedule”) consistent with Schedule 2.8(a) and the Allocation Laws that allocates the Purchase Price and the Assumed Liabilities (plus other relevant items) to the Acquired Assets.  Unless Seller notifies Buyer in writing within thirty (30) days after the receipt of the draft Allocation Schedule that Seller considers the amount allocated to any assets to not be in accordance with the Allocation Laws, Seller shall be deemed to have agreed to the Allocation Schedule as prepared by Buyer.  If Seller disputes any portion of the draft Allocation Schedule in accordance with the preceding sentence, the Parties shall attempt to resolve any disagreement in good faith.  If the Parties do not agree on an alternative allocation in the ten (10) days following the date Buyer received Seller’s written notice, the Parties shall submit the dispute with respect to the Allocation Schedule on the next Business Day to an independent accountant whose review shall be limited to whether a disputed item has been prepared in accordance with the Allocation Laws and shall be final and binding on all Parties.  The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Seller and Buyer.  If the Purchase Price is adjusted pursuant to this Agreement, the final Allocation Schedule shall be adjusted as appropriate and the Parties shall cooperate in making any such adjustments.
(b) The Parties shall report all Taxes and timely file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the final Allocation Schedule and shall take no position inconsistent therewith except to the extent required by any audits or examinations by any Taxing Authority.  Buyer and Seller (or any of their respective Affiliates) shall exchange completed and executed forms required by applicable Law with respect to the allocation (including

IRS Form 8594) at least thirty (30) days prior to the due date for filing such forms and shall cooperate in the filing of any such forms, including any amendments to such forms required as a result of any adjustment to the Purchase Price pursuant to this Agreement.
Section 2.9  Withholding.  Buyer shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under applicable Law.  To the extent amounts are deducted or withheld consistent with the terms of this Section 2.9 and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
ARTICLE III
CLOSING
Section 3.1  Closing. Each of Seller and Buyer shall cause the actions and deliveries set forth in Section 3.2 to occur, and the closing of the Transactions (the “Closing”) to take place, in accordance with and pursuant to the terms and conditions of this Agreement remotely by exchange of .PDF documents or, with respect to the Business Owned Real Property, through the Title Company, no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Article X (other than conditions with respect to actions to be taken at the Closing itself, subject to the satisfaction or waiver of such conditions) or at such other time, date or place as Seller and Buyer may mutually agree in writing (the “Closing Date”); provided, that, in no event shall the Closing Date be prior to May 31, 2019. The effective time of the Closing will be 11:59 pm New York time on the Closing Date.
Section 3.2  Transactions at Closing.  At the Closing, subject to the terms and conditions hereof:
(a) Seller’s Actions and Deliveries. In accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Seller shall:
(i) execute and deliver, or cause to be executed and delivered, to Buyer (or to such Affiliates of Buyer as instructed in writing by Buyer prior to the Closing Date) the Ancillary Agreements that call for Seller’s or its Subsidiaries’ signatures;
(ii) deliver to Buyer the Books and Records;
(iii) execute and deliver to Buyer a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions set forth in Section 10.3(a) and Section 10.3(b) have been duly satisfied;
(iv) deliver, or cause to be delivered, to Buyer such UCC termination statements, releases and other documentation as Buyer may reasonably request to evidence that any Liens, other than Permitted Liens, on the Acquired Assets will be released at or prior to Closing; and

(v) deliver, or cause to be delivered, to Buyer the Title Policy; and
(vi) execute and deliver to Buyer a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying Seller’s non-foreign status for U.S. federal income Tax purposes.
(b) Buyer’s Actions and Deliveries. In consideration for the transfer of the Acquired Assets, and in accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Buyer shall:
(i) pay, or cause to be paid, the Estimated Purchase Price to Seller by wire transfer of immediately available funds in accordance with written instructions provided by Seller (such written instructions to be delivered by Seller at least two (2) Business Days prior to the Closing Date);
(ii) execute and deliver, or cause to be executed and delivered, to Seller the Ancillary Agreements that call for Buyer’s signature; and
(iii) execute and deliver to Seller a certificate dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been duly satisfied.
Section 3.3  Post-Closing Inventory Adjustment.
(a) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculations of (i) the Closing Inventory and (ii) the Purchase Price in accordance with Section 2.6.
(b) In the event that Seller does not object to the Closing Statement by a written notice of objection (the “Closing Statement Dispute Notice”) delivered to Buyer within thirty (30) days after receipt of the Closing Statement by Seller, Buyer’s calculation of the Purchase Price pursuant to the Closing Statement shall be deemed final and binding on each party hereto.  If Seller disputes the Closing Statement prepared by Buyer, Seller shall deliver to Buyer, within thirty (30) days after receipt of the Closing Statement, the Closing Statement Dispute Notice setting forth Seller’s calculation of the Closing Inventory and its resulting calculation of the Purchase Price.  Buyer and Seller shall use reasonable best efforts to resolve the dispute for a period of thirty (30) days after Seller has submitted to Buyer the Closing Statement Dispute Notice.  In connection with the preparation or review of the Closing Statement or the Closing Statement Dispute Notice, as the case may be, each Party shall provide promptly to the other Party and such other Party’s Representatives all non-privileged and historical books, records and documentation as the other Party shall reasonably request.
(c) If Buyer and Seller have not resolved the calculation of Closing Inventory  within thirty (30) days after Seller submitted to Buyer the Closing Statement Dispute Notice, then, within fifteen (15) days after the expiration of such period, Buyer and Seller shall submit the dispute to a jointly appointed (x) independent and impartial certified public accountant who is a partner at a neutral nationally recognized accounting firm in the United States that is not the auditor or independent accounting firm of, and is otherwise independent of, the Parties or any of their respective Affiliates or (y) a partner at a neutral nationally recognized business advisory or consulting firm that is independent of the Parties and any of their respective Affiliates (the “Transaction Expert”) for final and binding determination of Closing Inventory. If the Parties are unable to timely appoint a Transaction Expert within fifteen (15) days of the expiration of the thirty (30) day resolution period described above, either Buyer or Seller may request that the American Arbitration Association appoint a Transaction Expert, which Transaction Expert shall be a certified public accountant (with significant public accounting experience, including in connection with business combinations) and shall not have provided services to Buyer or Seller or any of their Affiliates in the preceding two (2) years. The fees and disbursements of the Transaction Expert and the American Arbitration Association shall be borne by Buyer and Seller, in inverse proportion to how each of Buyer or Seller prevails on matters resolved by the Transaction Expert, which proportionate allocations shall also be determined by the Transaction Expert.
(d) The Transaction Expert shall review and determine the Closing Inventory, in a manner consistent with this Section 3.3(d) and the definition of Closing Inventory.  The Transaction Expert is not to make any determination other than the Closing Inventory, including any determination as to whether the Inventory Threshold is correct. The review and determination of the Transaction Expert shall be based solely on the written submissions presented by Buyer and Seller (without any evidentiary hearing) and not by independent review. In no event shall the Transaction Expert’s determination of Closing Inventory be for an amount outside the ranges proposed by Seller and Buyer in the Closing Statement and the Closing Statement Dispute Notice, respectively.
(e) Buyer and Seller shall use reasonable efforts to cause the Transaction Expert to issue its final written award regarding the Closing Inventory within thirty (30) days after such written submissions are provided for review, and otherwise as soon as practicable. The award shall include a reasonably detailed explanation of the changes, if any, required to be made to the Closing Statement. The award shall be final and binding upon the Parties, and judgment may be entered on the award; provided, however, that within seven (7) days after transmittal by the Transaction Expert of the award, either Party may request in writing with a copy to the other Party, that the Transaction Expert correct any clerical or typographical errors in the award. The other Party shall have seven (7) days to respond and the Parties shall use reasonable efforts to cause the Transaction Expert to issue a ruling on such request within five (5) days after such seven (7) day period.
(f) The Parties agree that the procedures set forth in this Section 3.3 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes and, without limiting the representations or warranties in this Agreement, the indemnifications provisions set forth in Article XII hereof shall not apply to any such dispute; provided, that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Transaction Expert.
(g) If Buyer and Seller resolve the Disputed Items during the thirty (30) day period referred to in Section 3.3(b), such resolution shall be memorialized in writing and the Purchase Price agreed to by the Parties shall be deemed to be the “Purchase Price”.  If Buyer and Seller do not so resolve the Disputed Items during the thirty (30) day period referred to in Section 3.3(b) and the Closing Inventory is determined by the Transaction Expert, the Purchase Price as adjusted by the Parties to reflect the determination by the Transaction Expert of the Closing Inventory pursuant to the terms of this Section 3.3 or as otherwise agreed pursuant to a written agreement of the Parties shall be deemed to be the “Purchase Price”.  If Seller does not timely deliver a Closing Statement Dispute Notice to Buyer or the Parties agree in writing that Seller shall not deliver a Closing Statement Dispute Notice, then the Purchase Price proposed by Buyer in its Closing Statement shall be deemed to be the “Purchase Price”.
(h) If the Purchase Price determined in accordance with Section 3.3(g) is less than the Estimated Purchase Price, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Purchase Price and such Purchase Price.  If the Purchase Price determined in accordance with Section 3.3(g) is greater than the Estimated Purchase Price, then Buyer shall pay to Seller an amount equal to the difference between such Purchase Price and the Estimated Purchase Price.  If the Purchase Price determined in accordance with Section 3.3(g) is equal to the Estimated Purchase Price, then no payment shall be due under this Section 3.3(h). Any amounts due pursuant to this Section 3.3(h) shall be paid promptly by the relevant Party (and in any event within five (5) Business Days) after the final determination thereof in cash in U.S. Dollars by wire transfer of immediately available funds to an account designated by Seller or Buyer (as applicable).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Schedules”) (it being understood that the information set forth in each section and subsection of the Seller Disclosure Schedules shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article IV; provided that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall be deemed disclosed with respect to any other section and subsection of the Seller Disclosure Schedules to which the relevance of such item is reasonably apparent on its face), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, except for such representations and warranties that by their terms speak as of another date, as set forth below.
Section 4.1  Qualification; Organization.  Each Selling Party is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing as a foreign corporation or other entity would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2  Authority; Binding Effect.  (a)  Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and each such Ancillary Agreement, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, and each Ancillary Agreement will be, prior to or on the Closing Date, duly executed and delivered by Seller and will, after the Closing, constitute a valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 4.3  No Conflicts; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, the performance of this Agreement and the Ancillary Agreements by each Selling Party, and the consummation of the Transactions by each Selling Party do not and will not: (a) violate any provision of such Selling Party’s Organizational Documents; (b) subject to making or obtaining the Consents referred to on Schedule 4.3, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Selling Party under, or to a loss of any benefit of the Business to which such Selling Party is entitled under, or require the Consent of any Person for the assignment of, any Material Contract or Material Permit; (c) subject to making or obtaining the Consents referred to in Section 4.4, violate or result in a breach of or constitute a default under any Law or Material Permit to which such Selling Party is subject; or (d) result in the creation or imposition of any Lien upon any of the Acquired Assets (other than Liens resulting from any facts or circumstances relating to Buyer or its Affiliates).
Section 4.4  Governmental Approvals. Assuming the accuracy of the representations and warranties made by Buyer in Article V, and except for (a) compliance with and filings under U.S. Antitrust Laws, including the HSR Act, (b) the applicable requirements of antitrust, competition, foreign investment or other similar Laws of jurisdictions other than the United States (collectively, “Foreign Antitrust Laws” and, together with the U.S. Antitrust Laws, “Antitrust Laws”), (c) such other items required solely by reason of the participation of Buyer (as opposed to any third Person) in the Transactions, and (d) as would not reasonably be expected to be material to the Business, no Consent to, with or from any Governmental Authority is required for Seller to execute and deliver this Agreement or any Ancillary Agreement or for any Selling Party to consummate the Transactions.
Section 4.5  Absence of Certain Changes or Events.  (a)  From May 31, 2018 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) From May 31, 2018 through the date of this Agreement, other than with respect to the Transactions and the exploration of strategic alternatives for the Business, the Business has been conducted in all material respects in the Ordinary Course of Business.
(c) From May 31, 2018 through the date of this Agreement, except as set forth on Schedule 4.5(c), no Event has occurred that would violate Section 6.1(b) (other than Section 6.1(b)(ii) (other than clause (D)) if taken after the date of this Agreement and prior to Closing.

Section 4.6  Financial Information.   (a)  Set forth on Schedule 4.6(a) are the unaudited statements (the “Financial Information”) for the Business setting forth, for the years ending May 31, 2018, May 31, 2017 and May 31, 2016, and the 10-month period ending March 31, 2019, net sales of the Business and the Business’ cost of goods sold and, for the years ending May 31, 2018 and May 31, 2017, and the 10-month period ending March 31, 2019, the actual expenses of the Selling Parties which are directly attributable to the Business.  The Financial Information has been prepared from and in accordance with the corporate books and records of the Selling Parties. The Financial Information fairly presents in all material respects the unaudited net sales, cost of goods sold and actual expenses of the Business for the periods indicated, in accordance with GAAP (except, with respect to GAAP, for (i) normal and recurring year-end adjustments that are not material and the omission of normal footnote disclosures required by GAAP and (ii) with respect to costs of goods sold of the Business, the Financial Information is presented in accordance with the accounting principles identified on Schedule 4.6(a)).
(b) The books, records and accounts of the Selling Parties accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Business.  The systems of internal accounting controls maintained by the Selling Parties with respect to the Business are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c) The Selling Parties have, with respect to the Business, no material Liabilities except for (i) current liabilities of the same nature as those customarily set forth on a balance sheet prepared by Seller in accordance with GAAP incurred since February 28, 2019, (ii) Liabilities incurred in the Ordinary Course of Business since February 28, 2019, or (iii) Liabilities set forth in any written Contract which was entered into in the Ordinary Course of Business and which does not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to Closing.
Section 4.7  Real Property. (a) One of the Selling Parties has good, marketable and valid fee simple title to all Business Owned Real Property, free and clear of all Liens, other than Permitted Liens.  No Selling Party has received written notice of any default under any restrictive covenants affecting the Business Owned Real Property, and, to Seller’s Knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants.
(b) Except as set forth on Schedule 4.7(b), no Selling Party has leased, subleased or otherwise granted to any Person the right to use or occupy the Business Owned Real Property or any portion thereof.
(c) There are no condemnation, expropriation or other Proceedings in eminent domain pending or affecting the Business Owned Real Property, or, to Seller’s Knowledge, any change in zoning affecting the current use thereof, and, to Seller’s Knowledge, no such condemnation or other taking or change in zoning is threatened.  Except for certain real property identified on Schedule 4.7(c), no Selling Party owns, leases, or occupies any real property used in or necessary for the operation of the Business and the Business does not use or occupy, any real property, other than the Business Owned Real Property.  No Selling Party is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell or lease the Business Owned Real Property.  No Selling Party is obligated to purchase or lease any parcel of real property that would be used by the Business.
(d) Except as would not reasonably be expected to be material to the Business, the use and occupancy of the Business Owned Real Property by each Selling Party and the conduct of the Business thereat does not violate any applicable Laws (including zoning Laws) or any Permitted Liens.  To Seller’s Knowledge, the Improvements are in good operating condition and repair (ordinary wear and tear excepted). All Improvements comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law(s) for the use thereof, and conform in all material respects with all applicable Laws.  The Improvements are suitable and adequate, in all material respects, for the continued use of such Improvements in the manner in which they are presently being used.
Section 4.8  Title to Assets. The Selling Parties have good and valid title to, a valid leasehold interest in or a valid license to use all of the Acquired Assets, free and clear of all Liens other than Permitted Liens.  Upon Closing, Buyer will acquire exclusive, good title or a valid leasehold interest in or a valid license to use all of the Acquired Assets.
Section 4.9  Sufficiency of Assets; Inventory; Tangible Property.  (a) Except as set forth on Schedule 4.9 and for those assets set forth in clauses (h) (insurance policies) and (i) (Seller Benefit Plans) of the Excluded Assets, the Acquired Assets, together with the services to be provided under the Transition Services Agreement and the rights under the Intellectual Property License Agreement to be entered into upon Closing, and assuming all Consents and Permits set forth on Schedule 4.3 and referred to in Section 4.4 have been obtained or transferred, will constitute all assets (whether tangible or intangible) and rights used in or necessary to conduct the Business in all material respects as conducted by the Selling Parties as of the date hereof and as of the Closing.
(b) All of the items in the Inventory (i) meet Seller’s current standards and specifications, and (ii) are not adulterated or misbranded under the FDCA. The Equipment included in the Acquired Assets is in good condition (subject to normal wear and tear and taking into account its age and usage) and is suitable in all material respects for the uses for which intended.
Section 4.10  Material Contracts.  (a)  Schedule 4.10(a) contains a list of the following Contracts, as of the date of this Agreement, entered into by Seller or any of its Subsidiaries that relate primarily to the operation of the Business (or that are Business Contracts) and to which any of the descriptions set forth below apply (collectively, the “Material Contracts”); provided, that clause (xiv) below contains a list of all Shared Contracts:
(i) any Contract for capital expenditures in excess of $250,000;

(ii) any Contract with a Significant Customer or Significant Supplier
(iii) any Contract with an agent or distributor, including each Significant Distributor, that sells or distributes any of the Products;
(iv) any lease or other Contract under which Seller or its Subsidiaries is a lessee of, or holds or operates, any machinery, equipment or other tangible personal property that is owned by a third party that requires rental payments in excess of $100,000 per annum or $250,000 in the aggregate;
(v) any Contract with respect to a joint venture, partnership or other similar arrangement exclusively involving the Products or that materially relates to the formation, creation, governance or control of any such joint venture, partnership or other similar arrangement;
(vi) any Contract containing covenants not to (1) compete in any line of business or with any Person in any geographical area or that otherwise restricts the ability of Seller or any of its Subsidiaries to engage in any business,  (2) grants any exclusive or preferential rights to make, sell or distribute any of the Products, (3) grants “most favored nation” status to any other Person, (4) contains “requirements” provisions or other provisions obligating a Selling Party to purchase or obtain a minimum or specified amount of any product or service from any Person or (5) contains minimum sales or volume provisions;
(vii) any license, sublicense, royalty or similar Contract under which Seller or any of its Affiliates has granted a third party any license under Transferred Intellectual Property owned by Seller or any of its Affiliates or pursuant to which any third party Intellectual Property is licensed to Seller or any of its Affiliates (other than generally commercially available, “off-the-shelf” software programs licensed on a  non-exclusive basis under standard terms and non-exclusive licenses granted by Seller or one of its Affiliates in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Business) in each case which involved payments by or to Seller or its Affiliates in connection with the conduct of the Business of more than $100,000 during the previous fiscal year;
(viii) any Contract that relates to the acquisition or disposition of any assets or properties used primarily in the conduct of the Business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to Seller or any of its Subsidiaries of more than $100,000 remain outstanding, (B) any earn-out, deferred or contingent payment obligations remain outstanding, or (C) any indemnification payment obligations remain outstanding that would be reasonably expected to involve payments by or to Seller or any of its Subsidiaries of more than $100,000 after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business);
(ix) any other Contract which provides for payment or performance by either party thereto having an aggregate value of $250,000 or more on an annual basis, other than any Contract with an agent or distributor that is not required to be disclosed pursuant to Section 4.10(a)(ii) or any Seller Benefit Plan;
(x) any Contract relating to Indebtedness;
(xi) any Contract for the manufacture, service or maintenance of any Product reasonably expected to involve payments by or to Seller of $250,000 or more on an annual basis;
(xii) any collective bargaining agreement or other Contract with a labor union or similar organization;
(xiii) any Contract with a group purchasing organization (GPO);
(xiv) Shared Contracts;
(xv) any intercompany Contract between or among Seller and its Affiliates; and
(xvi) any proposed arrangement of a type that, if entered into, would be a Contract described in any of the clauses above.
(b) Each Material Contract is valid and binding on the Selling Party thereto and, to Seller’s Knowledge, each other party thereto. The Selling Party to each Material Contract is not in, nor, to Seller’s Knowledge, is alleged to be in, breach or default under any of the Material Contracts, and to Seller’s Knowledge, no other party to any of the Material Contracts has breached or defaulted thereunder. Since December 31, 2016, no Selling Party has received any written notice or, to Seller’s Knowledge, other communication, regarding any actual violation or breach of, or default under, any Material Contract.
(c) Seller has prior to the date of this Agreement delivered to, or made available to, Buyer or its Representatives, true and complete copies of each Material Contract.
Section 4.11  Orders; Litigation. Schedule 4.11 contains a list of (a) all Orders issued by any Governmental Authority with respect to the Business or the Acquired Assets and (b) all Proceedings pending (or, to Seller’s Knowledge, threatened), or Proceedings that were within the prior twelve (12) months pending, against any Selling Party with respect to the Acquired Assets or the Business.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of Seller, threatened which questions the legality of the transactions contemplated by this Agreement.
Section 4.12  Compliance with Laws; Permits.  (a)  The Selling Parties hold and are operating in compliance in all material respects with all material Permits that are necessary for the conduct of the Business as now being conducted by the Selling Parties (“Material Permits”).  Schedule 4.12 sets forth a list of each Material Permit.  Such Material Permits are valid and in full force and effect, and the Selling Parties are not in material breach or violation of, or default under, any such Material Permit.  There are no Proceedings pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the material limitation, material adverse modification, revocation, cancellation or suspension of any Material Permit. Seller has delivered to Buyer accurate and complete copies of all Material Permits.

(b) The Selling Parties, with respect to the Business, (i) have all applicable Material Permits from the FDA, the European Medicines Agency and any other Governmental Authority required to manufacture, market, store, and distribute the Products as currently manufactured, marketed, stored and distributed and otherwise to operate the Business and (ii) have made all material filings with, and given all material notifications to, all Government Authorities as required by the FDA and all other Governmental Authorities pursuant to applicable requirements of the FDCA, as amended, or other applicable Laws.
(c) The Selling Parties are conducting and have, since December 31, 2016, conducted the Business in compliance in all material respects with all Laws applicable to the Business or the Acquired Assets. Since December 31, 2016, no Selling Party, with respect to the Business, has received any written notice from any third party that it or any of its agents is in violation of any Law.
(d) With respect to the  Business, for the prior three (3) years, the Selling Parties have at all times complied in a timely manner in all material respects with the False Claims Act of 1863, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.), and any other Law regarding the use of funds for political activity or commercial bribery.
(e) None of the Selling Parties nor any affiliate thereof, nor any director, officer, employee or agent of any of the Selling Parties is a Person that is, or is owned or controlled by Persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria.
(f) With respect to the Business, the Selling Parties are, and for the prior three (3) years have been, in compliance in all material respects with United States and other applicable Sanctions, export controls, including applicable regulations of the U.S. Department of Commerce and the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection, and anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury.
(g) With respect to the Business, each Selling Party is in compliance, and for the prior three (3) years has complied, in all material respects with the FDCA, as amended, and the regulations, rules, policies, orders, and guidance of the FDA administered, issued, or promulgated thereunder, including, as applicable, those requirements relating to current good manufacturing practice, and other Laws applicable to developing, testing, manufacturing, marketing, distributing and promoting the Products, complaint handling, adverse event reporting and the submission of reports.  Since December 31, 2016, (i) no Selling Party has received written notice of any violation of these laws, including any notices of adverse inspection, findings of deficiency, findings of non-compliance, warning or untitled letters, Form FDA 483s, establishment inspection reports, mandatory or voluntary recalls, field notifications, safety alerts, corrections or removals, seizures or other compliance or enforcement actions initiated, issued, requested or threatened relating to the Business or any Product and (ii) no Selling Party is acting or has acted as the sponsor of any clinical trial with respect to the Business.
(h) All Products, where required, are being marketed under and consistent with, in all material respects, valid clearances under Section 510(k) of the FDCA (or similar Governmental Approvals required by international drug regulatory bodies). In each case in which the Selling Parties have determined that 510(k) clearance is not required with respect to any Product, the Selling Parties have documented that no 510(k) clearance is required, have marketed such product in compliance in all material respects with all applicable Laws, and have not taken any action that would require a 510(k) clearance.
(i) The FDA has not notified any Selling Party that it has invoked or intends to invoke its policy with respect to Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities Final Policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and any amendments thereto with respect to any act, statement or omission relating to the Business. With respect to the Business, no representative of any Selling Party is or, for the prior three (3) years, has been the subject of a notice or proceeding that has resulted in permissive or mandatory debarment by the FDA under 21 U.S.C. § 335a. With respect to the Business, no debarment proceedings by the FDA are pending or, to Seller’s Knowledge, threatened against any representative of the Selling Parties.
(j) For the prior three (3) years, with respect to the Business, none of the Selling Parties and none of any of their respective officers, directors, employees, agents, representatives or properties, with respect to actions taken on behalf of any Selling Party, (i) has violated or failed to comply in any material respect with or has been assessed a material civil money penalty under any Healthcare Laws, (ii) has been or is in the process of being excluded, suspended or debarred by the Office of Inspector General for the Department of Health and Human Services or the General Services Administration from participation in any Federal Health Care Programs, as such term is defined by 42 U.S.C. § 1320a-7b(f) and its implementing regulations (as such terms are defined by 42 U.S.C. § 1320a-7b(f) and its implementing regulations), nor to Seller’s Knowledge is there any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment, (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a Federal Health Care Programs, as such term is defined by 42 U.S.C. § 1320a-7b(f) and its implementing regulations, (iv) is now or has been listed on the office of the Office of Inspector General for the Department of Health and Human Services’ or the General Services Administration’s excluded persons list, (v) is a party to a Corporate Integrity Agreement with the  Office of Inspector General for the Department of Health and Human Services, or (vi) has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any Healthcare Law.  With respect to the Business, the Selling Parties are, and have been since December 31, 2016, in compliance in all material respects with each Healthcare Law that is applicable to the Business.  The Selling Parties have implemented written policies, procedures, and/or programs designed to assure that the Business and its respective directors, officers, employees, and agents are in compliance with all Healthcare Laws that are applicable to the Business.

Section 4.13  Insurance. There are no insurance policies or fidelity bonds that are part of the Acquired Assets or which will continue to provide insurance for the Acquired Assets subsequent to the Closing Date.
Section 4.14  Customers, Suppliers and Distributors.  (a)  Schedule 4.14(a) contains a true and correct list of the twenty (20) customers that generated the most revenue for the Business during the twelve (12)-month period ended May 31, 2018 (“Significant Customers”), and the aggregate amount of such sales for each Significant Customer during such period. Since May 31, 2017, no Significant Customer has canceled or otherwise adversely modified in any material respect, any Contract related to the Business (and neither Seller nor its Affiliates have  received since May 31, 2017, any written notice or other communication of any intention to do so). There has been no material change since May 31, 2018, in the business relationship of the Business with any Significant Customer. There is no dispute pending or, to Seller’s Knowledge, threatened with or by any Significant Customer with respect to its business relationship with the Business.
(b)  Schedule 4.14(b) contains a true and correct list of the twenty (20) suppliers and vendors of goods and services for which the Business paid the most fees to during the twelve (12)-month period ended May 31, 2018 (“Significant Suppliers”), and the aggregate amount paid to each Significant Supplier during such period. Since May 31, 2017, no Significant Supplier has canceled or otherwise adversely modified in any material respect any Contract related to the Business (and neither Seller nor its Affiliates have received since May 31, 2017, any written notice or other communication of any intention to do so). There has been no material change since May 31, 2018, in the business relationship of the Business with any Significant Supplier. There is no dispute pending or, to Seller’s Knowledge, threatened with or by any Significant Supplier with respect to its business relationship with the Business.
(c) Schedule 4.14(c) contains a true and correct list of the twenty (20) distributors that generated the most revenue for the Business during the twelve (12)-month period ended May 31, 2018 (“Significant Distributor”), and the aggregate amount of such sales for each Significant Distributor during such period. Since May 31, 2017, no Significant Distributor has canceled or otherwise adversely modified in any material respect, any Contract related to the Business (and neither Seller nor its Affiliates have received since May 31, 2017, any written notice or other communication of any intention to do so). There has been no material change since May 31, 2018, in the business relationship of the Business with any Significant Distributor. There is no dispute pending or, to Seller’s Knowledge, threatened with or by any Significant Distributor with respect to its business relationship with the Business.
Section 4.15  Employee Benefits.  (a)  Schedule 4.15(a) sets forth a true and complete list of each material Seller Benefit Plan.  For purposes of this Agreement, “Seller Benefit Plan” means a Benefit Plan that (i) Seller or any of its Subsidiaries is a party to or sponsors, maintains or contributes to, or has any direct or indirect liability for and (ii) which covers any Business Employee or with respect to which Buyer or any of its Affiliates may have any direct or indirect liability.  Seller has made available to Buyer true and complete copies of each material Seller Benefit Plan (or, if applicable, a written description of all oral material Seller Benefit Plans) and, if applicable, (i) the current summary plan description and any master or prototype plan document and summaries of material modifications thereto, (ii) the Form 5500 filed in the most recent plan year, (iii) the most recent determination, opinion or advisory letter from the Internal Revenue

Service, (iv) the most recent trust agreements or other funding arrangements and (v) the most recently prepared actuarial reports and financial statements.
(b) Except as would not result in any Liability to Buyer or any of its Affiliates, each Seller Benefit Plan is, and has been, established, operated and administered in compliance in accordance with its terms and all applicable Laws. There are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Authority by, on behalf of or against any Seller Benefit Plan or any trust related thereto that in any way involve or could affect a  Business Employee.
(c) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and has obtained a currently effective favorable determination letter from the Internal Revenue Service regarding its qualification or is entitled to rely on a favorable advisory or opinion letter from the Internal Revenue Service regarding the master or prototype form on which it is established. Nothing has occurred that would reasonably be expected to cause any such Seller Benefit Plan to fail to qualify under Section 401(a) of the Code.
(d) No Selling Party nor any ERISA Affiliate of any Selling Party (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Section 302 or Title IV of ERISA (including any withdrawal liability), including any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “multi-employer pension plan” as defined under applicable Laws in Canada.  For purposes of this Agreement, “ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with any other Person as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
(e) Except as would not result in any Liability to Buyer or any of its Affiliates, no Selling Party or any ERISA Affiliate has any liability on account of any violation of the health care requirements of the continuation health coverage requirements of COBRA.  Neither Seller nor any of its Subsidiaries has any current or projected liability for, and no Seller Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits to any Business Employee, except coverage mandated by applicable Law.
(f) Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any Business Employee or (ii) entitle any Business Employee to any payment, benefit or other compensation. No amount paid or payable (whether in cash, in property, or in the form of benefits) to any Business Employee in connection with the transactions contemplated hereby (either alone or in connection with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
Section 4.16  Labor Matters.  (a)  Schedule 4.16(a) sets forth as of the date of this Agreement a list of each Business Employee and each such Business Employee’s job title, current annual base salary or hourly wage rate, principal employment site, credited service date, exempt or non-exempt status under applicable wage and hour Laws, leave status and expected return dates, and as applicable, potential bonus, sales commission or incentive (including equity and equity-based entitlements) compensation opportunities and accrued but unused paid time off (including vacation, sick leave and other forms of paid time off).  To Seller’s Knowledge, employees listed on Schedule 4.16(a) are legally authorized to work in the country in which they are based. No Business Employee with the title of manager or above has provided notice to Seller or its Affiliates of his or her intent to terminate employment.
(b) No Selling Party is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor union or any other similar organization.  No labor union or similar organization currently represents any Business Employees with respect to their employment with any Selling Party, and to Seller’s Knowledge, no labor union or similar organization, or any Business Employees have taken any action with respect to organizing any Business Employees.  No Selling Party with respect to any Business Employees has experienced since December 31, 2016, any material strikes, work stoppages, slowdowns, picketing, refusal to cross picket lines, grievances, claims of unfair labor practices or other collective bargaining or works council disputes or Proceedings, and, to Seller’s Knowledge, none is pending or threatened.
(c) Each Selling Party (i) is, and since December 31, 2016, has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including but not limited to, those Laws relating to terms and conditions of employment, classification of employees (both as exempt or non-exempt for purposes of applicable wage and hour Laws and as employee or independent contractor), wages and hours, occupational safety and health, workers’ compensation, immigration, collective bargaining, plant closings, mass layoffs, harassment, retaliation, or discrimination in employment, and (ii) with respect to the Business Employees, has no charges, complaints, or Proceedings relating to unfair labor practices or unlawful employment practices of any kind pending or, to Seller’s Knowledge, threatened against it before any Governmental Authority. The Selling Parties are not engaged in any unfair labor practices or unlawful employment practices with respect to any Business Employee and have no material outstanding Liabilities related thereto.
(d) There has been no “mass layoff” or “plant closing” (as defined by WARN or other applicable Laws), or any other activity triggering obligations or Liabilities under WARN or substantially similar legislation, with respect to any Selling Party in respect of the Business within the one (1) year prior to the date hereof, and no such actions are currently planned or announced.
(e) Neither the execution and delivery of this Agreement nor the Transactions will require the consent of, or advance notification to, any works councils, unions or similar labor organizations.
(f) To Seller’s Knowledge, no Business Employee is a party to any noncompetition agreement or any other obligations that prohibits or otherwise limits in any way any such person from performing his or her duties with respect to the Business.

Section 4.17  Tax Matters.
(a) All material Tax Returns that are required to be filed by or with respect to the Acquired Assets and the Business have been timely filed (taking into account any available extensions of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;
(b) All material Taxes due and owing with respect to the Acquired Assets and the Business have been paid other than Taxes for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 4.17, Seller has not established any reserves for uncertain tax positions relating to the Acquired Assets and the Business on the financial statements of Seller or any of its Affiliates;
(c) No Tax Proceedings are pending, in progress or have been threatened in writing with respect to a material amount of Taxes relating to the Acquired Assets or the Business;
(d) No Selling Party has waived or been requested to waive any statute of limitations in respect of a material amount of Taxes associated with the Acquired Assets and the Business, which waiver is currently in effect;
(e) No Governmental Authority in which the Seller has not filed a particular type of Tax Return or paid a particular type of Tax with respect to the Acquired Assets or the Business has asserted that the Seller is required to file such Tax Return or pay such type of Tax in such Taxing jurisdiction in each case relating to a material amount of Taxes.
(f) There are no Liens for a material amount of Taxes upon any of the Acquired Assets, except for Permitted Liens.
Section 4.18  Intellectual Property.
(a) Each Selling Party, as applicable, is the sole and exclusive owner of all right, title and interest in, free and clear of all Liens other than Permitted Liens, or has the valid and enforceable right to use all Transferred Intellectual Property.
(b) The conduct of the Business and the Products (as manufactured, marketed and distributed by the Selling Parties as of the date hereof) do not violate, infringe, misappropriate or misuse Intellectual Property of any third party, except to the extent such violation, infringement, misappropriation or misuse would not reasonably be expected to be material to the Business.
(c) Except as set forth on Schedule 4.18(c)(i), each item of Transferred Intellectual Property subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar (i) has not been abandoned or canceled, (ii) has been maintained effective by all requisite filings, renewals and payments to the relevant Governmental Authority, and (iii) remains in full force and effect. Schedule 4.18(c)(ii) sets forth an accurate, correct and complete list of each item of Transferred Intellectual Property subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar primarily used in the Business in each case including, (i) the current owner or registrant, the jurisdiction where the application, registration or issuance is filed, (ii) the application, and applicable registration and issue number, (iii) applicable application, registration and issue date, and (iv) whether such item is owned by or licensed to any Selling Party.
(d) Except as set forth on Schedule 4.18(d), to Seller’s Knowledge, no Selling Party has received any written notice of any threat (including a demand or invitation to license Intellectual Property of a third party) or claim from any third party and no third party claims are pending (i) challenging the right of such Selling Party to use any third-party Intellectual Property in connection with the operation of the Business or alleging any violation, infringement, misappropriation or misuse by such Selling Party of third-party Intellectual Property in connection with the operation of the Business, or (ii) challenging the ownership rights of such Selling Party in or the validity of any Transferred Intellectual Property.
(e) Except as set forth on Schedule 4.18(e), there are no claims pending, and no Selling Party has made any claim, regarding any violation, infringement, misappropriation or misuse by any third party of Selling Party’s rights to any Transferred Intellectual Property. Since December 31, 2016, to Seller’s Knowledge, no person has been infringing, misappropriating, misusing or otherwise violating any Transferred Intellectual Property. Since December 31, 2016, no Selling Party has settled any claim regarding any violation, infringement, misappropriation or misuse by any third party of Selling Party’s rights to any Transferred Intellectual Property.
(f) The Selling Parties have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information (including Know How) pertaining to the Business, including maintaining policies requiring all employees, consultants and independent contractors to agree to preserve the proprietary and confidential information of the Business. To Seller’s Knowledge, there has been no violation of any confidentiality or assignment agreement relating to Transferred Intellectual Property, or any unauthorized disclosure of any Know-How that constitutes Transferred Intellectual Property.
(g) All employees, independent contractors and consultants of the Selling Parties who contributed to the discovery, creation or development of any Transferred Intellectual Property transferred all rights and interest in such Transferred Intellectual Property to the applicable Selling Party pursuant to enforceable written agreements, the work-for-hire doctrine or other conveyance of rights.  No such employee, independent contractor or consultant has any right, license, claim or interest in or with respect to any Transferred Intellectual Property.
(h) Since December 31, 2016, the Selling Parties have complied in all material respects with Seller Privacy Policies applicable to the Business, with all Privacy Requirements applicable to the Business, with all contracts applicable to the Business relating to privacy and data security, with all third party privacy policies applicable to the Business which any of the Selling Parties has been contractually obligated to comply with, and with any rules of applicable self-regulatory or other organizations applicable to the Business in which any of the Selling Parties is or has been a member and to which they are required to comply, including Payment Card Industry Data Security Standards as applicable to the Business, in each case except to the extent any non-compliance had no material effect on the Business. The consummation of the transactions contemplated by this Agreement will not result in any violation of any Seller Privacy Policy, any contract applicable to the Business relating to privacy and data security, or the Privacy

Requirements, in each case except to the extent as would not reasonably be expected to be material to the Business.
(i) The Selling Parties have established and are in compliance with an information security program with respect to the Business that complies in all material respects with Privacy Requirements applicable to the Business and that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions of Personal Data owned, controlled, maintained, processed, accessed, or held by the Selling Parties or any third party while operating at the direction of the Selling Parties and (ii) and is designed to protect against unauthorized access to, and use, alteration, processing, disclosure or distribution of, the information technology systems of the Selling Parties or those of any third party while operating at the direction of the Selling Parties, Personal Data held by the Selling Parties and the systems of any third party service providers that have access to the Selling Parties’ information technology systems or Personal Data (“Information Security Program”).
(j) The Selling Parties require all third parties that have access to the Selling Parties’ information technology systems or Personal Data with respect to the Business to comply with Privacy Requirements applicable to the Business and the Information Security Program.
(k) Since December 31, 2016, (i) no Selling Party or, to Seller’s Knowledge, any third parties while operating at the Selling Parties direction has suffered a material Data Breach with respect to the Business and, to the Seller’s Knowledge, none is threatened, (ii) no Selling Party nor, to Seller’s Knowledge, any third parties operating at any Selling Party’s direction has materially breached the Information Security Program or Privacy Requirements applicable to the Business and, to Seller’s Knowledge, none is threatened and (iii) no Selling Party has notified, or been required to notify, any Person or Governmental Authority of any Data Breach applicable to the Business.
Section 4.19  Regulatory Authorizations; Product Liability.
(a) Since December 31, 2016, (i) no recall, field corrective action, market withdrawal or replacement, or safety alert relating to any Products (and, to Seller’s Knowledge, none are threatened or pending) has been ordered by any Governmental Authority or initiated by any Selling Party and (ii) no report of any material defects or malfunctions involving any Product has been filed or was or is required to have been filed with any Regulatory Authority under any United States or foreign law, rule or regulation.  There are no pending, and since December 31, 2016, there have not been any Proceedings or, to Seller’s Knowledge, threats thereof related to product liability involving any Products, and no such Proceedings or threats have been settled, adjudicated or otherwise disposed of since December 31, 2016.
(b) There are no citations, decisions, adjudications or statements, in each case issued in writing, by any Regulatory Authority, and no Selling Party is subject to any consent decree, asserting that any Product is materially defective or unsafe or fails to meet any standards promulgated by any rule or regulation promulgated by any Regulatory Authority.  The applicable Selling Party, with respect to the Business, (i) has obtained and maintained all material and applicable Governmental Approvals required by any Regulatory Authority to manufacture, market, store and distribute the Products and otherwise to operate the Business and (ii) has made all material filings with, and given all notifications to, all Regulatory Authorities as required by any applicable Legal Requirement.
(c) There is no Proceeding pending or, to Seller’s Knowledge, threatened in writing that could result in the suspension, termination, revocation, cancellation, material limitation or material impairment of any Permit, filing or notification identified on Schedule  2.1(f).
(d) Seller has furnished or made available to Buyer complete and correct copies of the standard terms and conditions of sale for each of the Products (which contain any applicable guaranty, warranty and indemnity provisions) which have been or will be sold prior to the Closing Date.
Section 4.20  Environmental Matters. Except as set forth on Schedule 4.20:
(a) The operations of the Business and the Acquired Assets are, and since December 31, 2013, have been, in compliance in all material respects with all Environmental Laws.  No written notice of violation, demand, request for information, citation, summons or Order has been received by any Selling Party involving the Business or the Acquired Assets and relating to or arising out of any Environmental Laws, other than matters that have been fully resolved.
(b) The Selling Parties hold all Environmental Permits that are necessary for the Acquired Assets and the conduct of the Business as currently conducted.  The operations of the Business and the Acquired Assets are, and since December 31, 2013, have been, in compliance in all material respects with such Environmental Permits, all such Environmental Permits are in full force and effect, and there are no Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification of any Environmental Permit.
(c) There is no pending or, to Seller’s Knowledge, threatened Environmental Claim. There are no facts, circumstances, conditions or occurrences regarding any Acquired Asset or the operation of the Business that could reasonably be expected (a) to form the basis of a material Environmental Claim or (b) cause any Acquired Asset to be subject to any restrictions on its ownership, occupancy, operation or use under any Environmental Laws, in each case, except as could not reasonably be expected to result, individually or in the aggregate, in a material Liability under any Environmental Laws.
(d) There has been no Release of, or exposure to, any Hazardous Materials at any Business Owned Real Property, or at any off-site location to which Hazardous Materials generated by the Business were sent for treatment, recycling, storage or disposal, that, in either case, would reasonably be expected to give rise to any material liability under any Environmental Laws.
(e) No Selling Party is currently operating or required to be operating the Business or any Acquired Assets under any Order issued or entered into under any Environmental Law.
(f) The Selling Parties have made available to Buyer complete and accurate copies of all environmental site assessments, compliance audits, notices of violation, Orders, and other material environmental reports related to the Business, the Acquired Assets or the Business Owned Real Property that are in the possession, custody or control of any Selling Party or its respective Affiliates.
Section 4.21  Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller and its Subsidiaries or under the authority of Seller and its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions other than Barclays Capital Inc., the fees and expenses of which shall be the sole responsibility of Seller.
Section 4.22  Related Party Transactions.  Except as set forth on Schedule 4.22, no officer, director or manager of Seller or any of its Subsidiaries, or, to Seller’s Knowledge, any entity in which any of the foregoing Persons owns greater than 5% of the equity interests of such entity (other than the Selling Parties), is a party to any Contract related to the Business with any of the Selling Parties or has any interest in any of the assets used in, or necessary to, the Business. Except as set forth on Schedule 4.22, no Continuing Employee owns any equity interests (including phantom stock or similar rights) in, rights to profits in, or rights to acquire equity interests or rights to profits in, any Selling Party, or any right to convert into or exchange for any of the foregoing, except for any of the foregoing interests or rights that are, or will be as of immediately prior to the Closing, fully vested. Schedule 4.22 sets forth the fair market value (disregarding any vesting or other restrictions imposed thereon), as of a date note more than ten (10) days prior to the date of this Agreement, of the portion of such interests or rights that are not, and will not be as of immediately prior to the Closing, fully vested.
Section 4.23  No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV or in the Ancillary Agreements, neither Seller or any of its Affiliates has made any other representation or warranty, expressed or implied, as to the Business, the Acquired Assets or the Assumed Liabilities.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the disclosure schedules delivered by Buyer to Seller immediately prior to the execution of this Agreement (the “Buyer Disclosure Schedules”) (it being understood that the information set forth in each section and subsection of the Buyer Disclosure Schedules shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article V; provided that disclosure of any item in any section or subsection of the Buyer Disclosure Schedules shall be deemed disclosed with respect to any other section and subsection of the Buyer Disclosure Schedules to which the relevance of such item is reasonably apparent), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, except for such representations and warranties that by their terms speak as of another date, as set forth below.
Section 5.1  Qualification; Organization. Buyer is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.
Section 5.2  Authority; Binding Effect.  (a)  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and each such Ancillary Agreement, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.
(b) This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Buyer and will, after the Closing, constitute a valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 5.3  No Conflicts; Consents.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not: (a) violate any provision of Buyer’s Organizational Documents; (b) subject to obtaining the Consents referred to on Schedule 5.3, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any Contract to which Buyer is a party; and (c) subject to making or obtaining the Consents referred to in Section 5.4, violate or result in a breach of or constitute a default under any Law to which Buyer is subject; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.
Section 5.4  Governmental Approvals. Assuming the accuracy of the representations and warranties made by Seller in Article IV, and except for (a) compliance with and filings under Antitrust Laws and (b) such other items as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, no Consent to, with or from any Governmental Authority is required for Buyer to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.
Section 5.5  Orders; Proceedings. As of the date hereof, (a) there are no Orders issued by any Governmental Authority binding on Buyer or any of its Affiliates, and (b) there are no Proceedings pending (or, to Buyer’s Knowledge, threatened) against Buyer or any of its Affiliates, which, in the case of clauses (a) or (b), would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.6  Required Vote. No vote of the holders of securities of Buyer is required for Buyer to enter into or consummate the Transactions.
Section 5.7  Sufficient Funds. Buyer has as of the date of this Agreement, and will at the Closing have, immediately available funds in cash or readily available credit facilities, which funds are and will be sufficient to enable it to consummate the transactions contemplated hereby, including paying in full all amounts required to be paid hereunder by Buyer on the Closing Date, and such funds are and will be lawfully and legitimately available to Buyer to fund the Purchase Price at the Closing.  Buyer expressly acknowledges and agrees that its obligations hereunder, including its obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned on, receipt of any financing.
Section 5.8  Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.
Section 5.9  Condition of the Business.  Buyer acknowledges that it is a sophisticated purchaser and, together with its Affiliates and Representatives, has made its own investigation, review and analysis regarding the Business, the Acquired Assets, the Assumed Liabilities and the Transactions.  Buyer is purchasing the Acquired Assets based on the results of its investigation, review and analysis and on the representations and warranties of Seller specifically set forth in Article IV.  Any claims Buyer may have for breach of representation or warranty in connection with this Agreement shall be based solely on the representations and warranties of Seller set forth in Article IV hereof, the representations and warranties of Seller set forth in the Ancillary Agreements and the certificates and other documents delivered pursuant hereto and thereto.  Buyer acknowledges that none of Seller, its Affiliates or Representatives is making any statement, representation or warranty, oral or written, express or implied, with respect to any projections, forecasts, estimates or budgets made available to Buyer, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Buyer, its Affiliates or any of their respective Representatives or any other Person, except to the extent expressly set forth in Article IV hereof, the representations and warranties set forth in the Ancillary Agreements and the certificates and other documents delivered pursuant hereto and thereto.  Buyer is not relying on any information, documents or materials made available to Buyer or its Affiliates or Representatives, whether orally or in writing, in any confidential information memoranda, virtual data rooms (including the Data Room), management presentations, projections, due diligence discussions, question and answer responses (whether written or oral), or in any other form in expectation of the Transactions, except to the extent expressly set forth in Article IV hereof, the representations and warranties set forth in the Ancillary Agreements and the certificates and other documents delivered pursuant hereto and thereto.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Business, the Acquired Assets and the Assumed Liabilities without any representation or warranty as to merchantability or fitness thereof for any particular purpose or other warranties arising under the Uniform Commercial Code (or similar foreign Laws) and Buyer shall accept the Business, the Acquired Assets and the Assumed Liabilities “as is, where is, with all faults,” except to the extent expressly provided otherwise in this Agreement (including Article IV hereof), the Ancillary Agreements and the certificates or other documents delivered pursuant hereto and thereto.  Notwithstanding anything to the contrary contained herein, nothing in this Section 5.9 is intended to limit or modify the representations and warranties contained in Article IV hereof.
ARTICLE VI

COVENANTS
Section 6.1  Conduct of the Business Prior to the Closing. (a) Unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements, from and after the date of this Agreement until the earlier of (A) the Closing Date, or (B) the termination of this Agreement pursuant to Section 11.1 (the “Pre-Closing Period”), Seller shall, and shall cause the other Selling Parties to, conduct the Business only in the Ordinary Course of Business in all material respects, including using commercially reasonable efforts to preserve the Business, the Acquired Assets and the existing business relationships of the Business.
(b) Without limiting the generality of Section 6.1(a), unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (x) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements, or (y) as set forth on Schedule 6.1(b), during the Pre-Closing Period, Seller shall not, and shall cause the other Selling Parties to not, take any of the following actions:
(i) transfer, sell, lease, enter into any sale lease back (or similar arrangement), license or otherwise convey or dispose of, or create any Liens (other than Permitted Liens) on any of the Acquired Assets, other than (A) sales of Inventory in the Ordinary Course of Business and (B) sales of obsolete equipment to unaffiliated third parties;
(ii) with respect to the Business Employees, and except as required by the terms of an applicable Seller Benefit Plan as in effect on the date of this Agreement or required by applicable Law, (A) increase or decrease or change in any manner the compensation or benefits payable or to become payable to such employees (other than (I) changes for employees having a title of director or below in the Ordinary Course of Business and which changes do not exceed five percent (5%) of such Business Employee’s annual compensation, and (II) routine amendments in the Ordinary Course of Business to health and welfare plans (other than severance plans) that apply to substantially all Non-Business Employees and Business Employees), (B) grant any bonus, severance, retention, change in control, termination or similar pay to any Business Employee, (C) establish, adopt, enter into, or materially amend any Seller Benefit Plan, waive any performance or vesting criteria or accelerate vesting or exercisability under any Seller Benefit Plan, or enter into, amend or extend any Contract with any Business Employee, (D) persuade or induce any Business Employee to terminate his or her relationship with the Seller or its Subsidiaries or not to continue employment after the Closing except for termination for cause or (E) hire any individual as a Business Employee or cause any employee of Seller or its Affiliates to become a Business Employee;
(iii) recognize any labor union or enter into, terminate, or amend any collective bargaining agreement or other labor union agreement with respect to Business Employees;
(iv) make any change in accounting principles materially affecting the reporting of the Acquired Assets or the Business, other than as required by Law, a Governmental Authority, GAAP or any interpretation thereof;
(v) terminate any Business Contract, or make any material amendment to or waive any material right or remedy under any such Business Contract, or enter into any real property lease, sublease or occupancy agreement or any Contract that would have been a Material Contract if in effect on the date hereof, unless such Contract is on terms substantially the same as a Contract which it is replacing or such Contract is terminable within sixty (60) days’ notice without penalty and without any non-compete or other material obligation on the Business surviving termination;
(vi)  (A) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Claim that (1) results in any restriction on the Business or (2) results in a Liability of the Business after the Closing greater than $100,000 individually or $200,000 in the aggregate, or (B) waive, release or assign any material Claims or rights of the Business;
(vii) make any commitments for capital expenditures with respect to the Business which are in excess of $500,000 individually or $1,000,000 in the aggregate in any twelve (12) month period;
(viii) except in the Ordinary Course of Business, offer any rebates, discounts, promotions or credits, make any change to any promotional programs or make any change in the manner in which Seller and its Subsidiaries generally extend rebates, discounts or credit to, or otherwise similarly deal with, customers with respect to the Products or the Business;
(ix) acquire (including by acquisition or assets, merger or consolidation) any business if a portion of the assets thereof would constitute Acquired Assets;
(x) cancel any debts owed to or claims held by the Business other than in the Ordinary Course of Business;
(xi) engage in (directly or indirectly) (A) other than in the Ordinary Course of Business, stop or slow shipping of any Products or (B) “channel stuffing” any Products; or
(xii) agree, in writing or otherwise, to take any of the foregoing actions.
(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of Seller shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of Seller and its Subsidiaries.
Section 6.2  Reasonable Efforts; Regulatory Filings.
(a) Satisfaction of Closing Conditions; Filings. Seller and Buyer shall cooperate with each other and shall use (and shall cause their respective Affiliates to cooperate and use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on their respective parts under this Agreement and applicable Law to satisfy the conditions to Closing set forth in Article X and consummate and make effective the Transactions as promptly as practicable after the date hereof, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Authority or, subject to Section 2.5, third party, and to lift any injunction or other legal bar in order to consummate the Transactions; provided, that Seller shall not make any agreement or understanding affecting the Acquired Assets or the Business as a condition for obtaining any such Consents except with the prior written consent of Buyer.  Without limiting the foregoing, each of Seller and Buyer undertakes and agrees to:  (i) file (or cause their respective Affiliates to file, as applicable) as promptly as practicable and advisable, and in any event not later than ten (10) Business Days after the date of this Agreement, a Notification and Report Form regarding the Transactions as and to the extent required by the HSR Act (the “HSR Filing”) with each of the U.S. Federal Trade Commission  and the Antitrust Division of the U.S. Department of Justice; and (ii) make (or cause their respective Affiliates to make, as applicable) all appropriate filings, notices, applications or similar documents required under any Foreign Antitrust Law as promptly as practicable. Each of Seller and Buyer shall (and shall cause their respective Affiliates to) (i) respond as promptly as practicable and advisable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with any filing or submission made, or required to be made by the Parties, including under the HSR Act or any Foreign Antitrust Law and (ii) not extend any waiting period under the HSR Act or any Foreign Antitrust Law or enter into any agreement with any Governmental Authority to delay the Transactions, except with the prior written consent of the other Party.  Subject to applicable Law, each of Buyer and Seller shall permit the other to review in advance any material proposed written communication to any Governmental Authority relating to the Transactions including those relating to any filing or submission made or to be made under the HSR Act or any Foreign Antitrust Law relating to the Transactions.
(b) Cooperation. Buyer and Seller shall jointly control all communications with any Governmental Authority relating to Antitrust Laws, and determine and direct the strategy and process by which the Parties will seek required approvals relating to Antitrust Laws. If the Parties initially disagree upon any such proposed communication, strategy or process, the Parties agree to work together in good faith to resolve the disagreement and endeavor to implement such communication, strategy or process in a mutually acceptable manner. Each of Buyer and Seller shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of their respective Affiliates to any Person, including any Governmental

Authority, in connection with the Transactions insofar as they pertain to any filing or submission made under the HSR Act or any Foreign Antitrust Law. Either Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.2 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of such other Party and will not be disclosed by such outside counsel to employees, officers, or directors of such other Party, unless express written permission is obtained in advance from Buyer or Seller, as applicable.
(c) Notification. Subject to applicable Law and the instructions of any Governmental Authority, each of Buyer and Seller shall keep the other apprised of the status of matters relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by it, or by any of its Affiliates, from any Person or Governmental Authority with respect to the Transactions, including any communication that pertains to any filing or submission made under the HSR Act or any Foreign Antitrust Law.
(d) Meetings. Subject to applicable Law, neither Seller nor Buyer (nor any of their respective Affiliates) shall, nor shall they permit any of their respective Representatives to, participate in any substantive meeting or discussion with any Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law (“Government Antitrust Authority”) in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Government Antitrust Authority, gives the other Party the opportunity to attend and participate.
(e) Additional Actions and Commitments. Without limiting the generality of the undertakings pursuant to this Section 6.2, each Party agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every foreign, federal, state or local court or any other Governmental Authority of non-privileged information and documents reasonably requested by any of them or that are necessary, proper or advisable to permit consummation of the Transactions; and (ii) the prompt taking of reasonable actions necessary to avoid the entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by the Outside Date.
(f) Limitations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any obligation under this Agreement to divest or agree to divest (or cause any of its Affiliates to divest or agree to divest) any of its respective businesses, product lines or assets (including with respect to the Business and the Acquired Assets) or to take or agree to take (or cause any of its Affiliates to take or agree to take) any other action or to agree (or cause any of its Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets (including with respect to the Business and the Acquired Assets). Seller shall not be permitted to do any of the foregoing without the prior written consent of Buyer.
(g) No Adverse Actions. Prior to Closing, Buyer shall not, and it shall cause its Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, satisfaction of the condition to the Parties’ obligation to close as set forth in Section 10.1(b).
(h) Fees and Expenses. Buyer shall be responsible for the payment of all filing fees in connection with the filings made pursuant to the HSR Act. Buyer and Seller shall each be responsible for fifty percent (50%) of the payment of all filing fees in connection with all other filings made to or with any Governmental Authority in connection with the Transactions.
Section 6.3  Transfer of Regulatory Authorizations.  As soon as practicable following the Closing Date, Buyer shall update the FDA Medical Device Listings and Establishment Registration, as applicable, and shall make such other notifications or filings with any other applicable Governmental Authority as may be necessary to effect the transfer of each regulatory authorizations with respect to the Products to the Buyer.
(b) Following the Closing Date, subject to Seller’s obligations to Buyer under this Agreement, Buyer, at its cost, shall be responsible  and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Products, including registering and listing, preparing and filing all reports (including MDR reports) with the appropriate Governmental Authority, (ii) taking all actions and conducting all communication with third parties with respect to the Products, (iii) investigating all complaints and reports of adverse device experiences with respect to the Products sold and (iv) fulfilling all other applicable legal requirements of a holder of the regulatory authorization with respect to the Products, including maintaining all ongoing regulatory compliance relating thereto (in each case of clauses (i) through (iv), whether the Product is sold before or after Closing).
Section 6.4  Access; Confidentiality.  During the Pre-Closing Period, Seller shall and shall cause its Representatives to, upon reasonable prior notice, give Buyer and its authorized Representatives reasonable access during normal business hours to the Contracts, Books and Records, financial, operating and other information and management and Business Employees of the Business and the offices and other facilities and properties of Seller and its Subsidiaries, in each case to the extent related to the Business, the Acquired Assets or the Assumed Liabilities; provided, that Buyer and its Representatives shall not interfere unreasonably with the business and operations of Seller.  Buyer shall not contact or discuss the transactions contemplated by this Agreement with any service provider of Seller or its Subsidiaries or with any customers, suppliers or other business relations of Seller or its Subsidiaries, in each case, without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The terms of the Confidentiality Agreement shall apply to any information provided to Buyer and its Representatives pursuant to this Section 6.4. Notwithstanding anything to the contrary set forth herein, Seller shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client or other legal privilege of Seller, (b) relate to individual performance or evaluation records, medical histories or other personnel-related information, the disclosure of which would, in Seller’s good faith opinion, subject Seller or any of its Subsidiaries to risk of Liability, (c) contravene any applicable Law or (d) give a third party the right to terminate or accelerate the rights under a Contract to which Seller or any of its Subsidiaries is a party or otherwise bound, it being understood that Seller shall take reasonable actions to eliminate any such impediments to providing such information.

Section 6.5  Accounts Receivable.  Prior to Closing, Seller shall deliver to Buyer a report setting forth, as of a date no more than three (3) Business Days prior to Closing, (i) a list of the accounts receivable of the Business, including the obligor and aging thereof, and any allowance for doubtful accounts relating thereto, and (ii) a list of the accounts payable of the Business, including the Person(s) to whom such amounts are payable and related payment terms and discounts.
Section 6.6  Acquisition Proposals.  Seller shall not, and shall not authorize or permit any Affiliate, any officer, director or employee of Seller or its Affiliates, or any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit, encourage, facilitate, or furnish information with respect to the Business or the Acquired Assets to or engage in any discussions with any Person in connection with, any proposal for the acquisition of any portion of the Business or the Acquired Assets, other than as contemplated by this Agreement.  Seller and its Subsidiaries shall promptly cease or cause to be ceased any existing activities or discussions with any Person (other than Buyer) with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Business or the Acquired Assets.
Section 6.7  Title Insurance Policy. The Selling Parties agree to deliver an ALTA 2006 Form B owner’s title insurance policy covering each parcel of the Business Owned Real Property, issued to Buyer or its nominee by Chicago Title Insurance Company (“Title Company”), (i) having an effective date as of the Closing Date, (ii) in amount, form and substance reasonably satisfactory to Buyer, (iii) insuring that Buyer or its nominee has good and marketable fee simple title to the Business Owned Real Property, free and clear of all Liens, except Permitted Liens, and (iv) including such endorsements as Buyer may reasonably request (which may include endorsements providing for extended coverage over the general title exceptions, zoning 3.1 endorsements (including parking and loading docks), contiguity endorsements, access endorsements, endorsements insuring compliance with any covenants, conditions and restrictions of record and tax parcel or tax number) (“Title Policy”). In order to obtain the Title Policy, the Selling Parties shall deliver to the Title Company, Owner’s Affidavit and GAP Indemnity in form and substance reasonably acceptable to the Title Company at least two (2) Business Days prior to the Closing. Buyer shall bear the cost of the Title Policy.
ARTICLE VII

EMPLOYEE MATTERS
Section 7.1  Transfer of Employees.  Within a reasonable period of time prior to the Closing, but effective as of the Closing, Buyer shall, or shall cause one of its Affiliates to, make an offer of employment to each Business Employee for a position consistent with such Business Employee’s position as of immediately prior to Closing, at a geographic location (other than with respect to Non-U.S. Employees) that is within twenty-five (25) miles of the Business Employee’s place of work immediately prior to the Closing Date and on terms consistent with those set forth in this Article VII. Buyer shall provide Seller with a form of offer letter (or, with respect to Business Employees located in the Netherlands, a form of offer letter or template employment agreement) to be used to make such offers of employment a reasonable time prior to the distribution of offer letters for the Seller’s reasonable prior review and comment.  Buyer agrees to reimburse Seller for any termination pay, severance pay or benefits paid by Seller or its Affiliates to Business Employees to the extent Buyer (or an Affiliate thereof) has not offered employment to such Business Employees in accordance with this Section 7.1 or has not otherwise satisfied the obligations set forth in this Article VII; provided, however, Buyer (nor any Affiliate thereof) shall not be responsible (including by way of reimbursement) for termination pay, severance pay or benefits paid or payable to any Business Employee (i) who does not accept Buyer’s offer of employment made in accordance with this Section 7.1, or (ii) with respect to Business Employees located in the Netherlands, which exceeds the statutory severance to which such employees are entitled by applicable Law.  Seller shall cooperate with Buyer with respect to the offer process described in this Section 7.1, including by allowing and facilitating on site meetings and interviews by Buyer with Business Employees at Buyer’s reasonable request.  For the purposes of this Agreement, each Business Employee who accepts and commences employment with Buyer on or within five (5) Business Days following the Closing Date shall be a “Continuing Employee.”  Buyer shall use commercially reasonable efforts to enroll the Continuing Employees on Buyer’s or an Affiliate’s Benefits Plans that provide for health and welfare benefits (“Buyer H&W Plans”) immediately as of the Closing, and at such time the Continuing Employees shall cease to participate in or accrue further benefits under any Seller Benefit Plan, except that if Buyer is unable to enroll the Continuing Employees in Buyer H&W Plans immediately as of the Closing, the Continuing Employees shall continue to participate in Seller Benefit Plans that provide for health and welfare benefits for a period of up to sixty (60) days following the Closing (or such shorter period of time, or not at all, as determined by the Buyer, in its sole discretion); provided, that Buyer shall reimburse the Seller and its Affiliates for the reasonable, out-of-pocket costs incurred by the Seller and its Affiliates with respect to such benefits continuation, following Buyer’s receipt of documentation which is reasonably satisfactory to Buyer evidencing such costs incurred by Seller, which shall be provided no later than fifteen (15) Business Days following the end of the calendar month in which such costs were incurred.  Notwithstanding the foregoing, any Business Employee on a leave of absence on the Closing Date shall be offered employment with the Buyer, effective following the expiration of such leave of absence (provided that such employee returns from leave of absence on or prior to the six-month anniversary of the Closing Date) and until such time such Business Employee shall remain an employee of Seller and the Liabilities of such Business Employee shall remain the Liabilities of Seller.
Section 7.2  Compensation and Benefits. Effective as of the Closing and through the first (1st) anniversary of the Closing, Buyer shall provide, or shall cause its Affiliates to provide, to each Continuing Employee, (a) a base salary or hourly wage rate that is not less than the base salary or hourly wage rate in effect for such Continuing Employee immediately prior to the Closing, as disclosed under Schedule 4.16(a), (b) annual cash bonus and/or commission opportunities using targets and metrics determined by Buyer to be substantially no less favorable in the aggregate for all Continuing Employees (taken as a whole) than the aggregate annual cash bonus and commission opportunities for all Continuing Employees (taken as a whole) that are in effect prior to the Closing and (c) employee benefits (excluding any long-term incentive or equity-based incentive opportunities) that are no less favorable than those provided to similarly situated employees of Buyer and its Affiliates.
Section 7.3  Service Credit. Effective as of the Closing and thereafter, Buyer shall, or shall cause an Affiliate to, use commercially reasonable efforts to fully recognize for each Continuing Employee those periods of employment with Seller or any Affiliate of Seller to the same extent such service was recognized by Seller or its Affiliates for vesting and eligibility and level of benefits purposes under all Benefit Plans maintained by Buyer or its Affiliates, including vacation or other paid-time-off plans or arrangements, 401(k) plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).
Section 7.4  Welfare Plans. Effective as of the Closing and thereafter, Buyer shall, or shall cause an Affiliate to, use commercially reasonable efforts to (a) ensure that no eligibility waiting periods or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Buyer or any of its Affiliates (except to the extent applicable under Seller Benefit Plans immediately prior to the Closing) and (b) waive any and all evidence of insurability requirements with respect to the Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Seller Benefit Plans immediately prior to the Closing.
Section 7.5  Defined Contribution Plans. Buyer shall cause each Continuing Employee who is a participant in a Seller Benefit Plan intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Seller 401(k) Plan”) to be allowed to participate, effective as of the Closing, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Buyer or an Affiliate thereof (the “Buyer 401(k) Plan”). In addition, subject to acceptance by the administrator of Buyer 401(k) Plan (which Buyer shall use commercially reasonable efforts to cause such administrator to accept), Buyer shall cause the Buyer 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, excluding loans) from the Seller 401(k) Plan.
Section 7.6  No Transfer of Seller Benefit Plan or Assets. No Seller Benefit Plan or any assets thereunder shall be transferred to Buyer or any of its Affiliates (or, in the case of plan assets, to any benefit plan of Buyer) (other than by way of a rollover contribution elected by a Business Employee in accordance with Section 7.5 or except as required by applicable Law).  Seller and its Affiliates shall be responsible for all liabilities and obligations under the Seller Benefit Plans and any other benefit plans of Seller or its Affiliates, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto, other than as provided in the immediately preceding sentence.
Section 7.7  WARN Act.  On or before the Closing Date, Seller will provide to Buyer an accurate and complete list of the employees, by position and location, who have experienced, or will experience, an employment loss or layoff (as defined in the U.S. Worker Adjustment and Retraining Notification Act or any other similar displaced worker notification Law (“WARN”)) within 90 days prior to the Closing Date, along with the date of the employment loss or layoff.
Section 7.8  Non-U.S. Employees. The principles and provisions of this Article VII shall apply to Business Employees and Continuing Employees based outside of the United States (“Non-U.S. Employees”) in the same manner as Business Employees and Continuing Employees, respectively, based in the United States, to the maximum extent practicable and permissible by applicable Law.  Buyer and Seller agree to comply with all applicable non-U.S. Laws regarding the transfer of Non-U.S. Employees and to cooperate with each other in effectuating this Article VII as it applies to Non-U.S. Employees.
Section 7.9  No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, shall:  (a) be treated as an amendment or modification of any Benefit Plan; (b) without limiting the generality of Section 13.7, give any Person (including, without limitation, any current or former employee or any other individual associated therewith or any Benefit Plan or trustee thereof) other than a Party any right to enforce the provisions of this Article VII; (c) modify the at-will nature of any employee’s employment (or in the case of Business Employees located in Canada, prevent a termination on reasonable notice or pay in lieu thereof in accordance with applicable Laws); or (d) obligate Seller or Buyer or any of their respective Affiliates to (i) maintain any particular Benefit Plan, (ii) refrain from amending or terminating any particular Benefit Plan, (iii) retain the employment of any particular employee or (iv) refrain from changing the terms and conditions of employment.
Section 7.10  Cooperation for Employees; Communications. Except as prohibited by applicable Law, Seller will reasonably cooperate with Buyer, at Buyer’s reasonable request, to provide Buyer with any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Continuing Employees or relating to the service of Continuing Employees with the Selling Parties prior to the Closing Date that are necessary for the Seller’s and its Affiliates’ compliance with the provisions of this Article VII. Seller shall not, at any time prior to, on, or after the Closing, communicate with Business Employees regarding any compensation or benefits to be provided by Buyer or any of its Affiliates after the Closing without the prior consent of Buyer, such consent not to be unreasonably withheld, other than providing (i) the form offer letter provided by Buyer to Seller and (ii) a summary of Buyer’s Benefit Plans in which the Continuing Employees may participate following the Closing (which summary may be in “FAQ” form and shall be provided by Buyer to Seller no later than ten (10) Business Days after the date hereof).
Section 7.11  Accrued Sick Leave Time and Bonus.  Seller shall be responsible for, and within thirty (30) days following the Closing Date shall pay, accrued but unused sick leave time and annual bonuses and commissions as follows:  (i) Seller or one of its Affiliates shall pay each Business Employee a lump sum payment equal to his or her accrued but unused sick leave time; (ii) Seller or one of its Affiliates shall pay each Business Employee a lump sum payment equal to his or her fiscal 2019 annual bonus and accrued but unpaid fiscal 2019 commissions, with the amounts of the fiscal 2019 annual bonuses and fiscal 2019 commissions determined by Seller in the Ordinary  Course of Business; (iii) Seller or one of its Affiliates shall pay each Continuing Employee a lump sum payment equal to his or her target fiscal 2020 annual bonus, with the target fiscal 2020 annual bonuses to be no less than the target opportunity established for fiscal 2019 and prorated for the period of service during fiscal 2020 prior to the Closing Date; and (iv) Seller or one of its Affiliates shall pay each Business Employee any unpaid fiscal 2020 commissions earned through the Closing Date, with such commissions determined by Seller in the Ordinary Course of Business. The foregoing amounts shall be reduced for applicable withholding taxes and other authorized and required deductions.

ARTICLE VIII

TAX MATTERS
Section 8.1  Transfer Taxes. All Transfer Taxes shall be borne 50% by Buyer and 50% by Seller, and each Party shall indemnify the other Party for any such Transfer Taxes to the extent necessary to achieve such sharing.  Seller and Buyer shall cooperate to timely prepare any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes.  The Party required by applicable Law to file any Tax Returns with respect to Transfer Taxes shall do so and promptly following the filing thereof, furnish to the other Party a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Tax.
Section 8.2  Straddle Period Non-Income Taxes.  In the case of any Property Taxes and other non-income Taxes (other than Transfer Taxes governed by Section 8.1) attributable to the Acquired Assets for any Straddle Period, Seller shall be responsible for the portion of such Taxes attributable to the Pre-Closing Tax Period and Buyer shall be responsible for the portion of such Taxes attributable to the Post-Closing Tax Period. The amount of such Taxes that are allocable to Seller for the Pre-Closing Tax Period shall be the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and the amount of such Taxes allocable to Buyer for the Post-Closing Tax Period shall be determined in the same manner except that the numerator shall be the number of days in such Straddle Period beginning on the day after the Closing Date.  The Party required by applicable Law to pay to the Governmental Authority any such Taxes for a Straddle Period and to file any related Tax Return (the “Paying Party”) shall provide the other party (the “Non-Paying Party”) a statement setting forth the Non-Paying Party’s share of such Taxes for a Straddle Period as determined pursuant to this Section 8.2, together with such supporting evidence as is reasonably necessary to calculate such amount, and the Non-Paying Party shall pay the Paying Party its share of such Taxes, not later than five (5) Business Days before the due date for payment of such Taxes. The Paying Party shall furnish the Non-Paying Party a copy of any such Tax Return and a copy of a receipt showing payment of any such Taxes to the Governmental Authority.
Section 8.3  Tax Cooperation.  Subject to Section 9.1, Buyer and Seller agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Taxing Authority and the defense of any Claim or Proceeding relating to Taxes of the Acquired Assets or the Business; provided, that Buyer will not be permitted to inspect or otherwise review any Consolidated Tax Return.
Section 8.4  Miscellaneous.  After the Closing, except as required under applicable Law, Buyer shall not, and shall not cause or permit any of its Affiliates to, (a) make, change or revoke any Tax election with respect to the Acquired Assets or the Business that has any retroactive effect for a Pre-Closing Tax Period, or (b) grant an extension of any applicable statute of limitations that relates to Taxes with respect to the Acquired Assets or the Business that relates to a Pre-Closing Tax Period, without the prior written consent of Seller, such consent not to be unreasonably withheld.  Buyer shall not, and shall not cause or permit any Affiliate to, take any action on the Closing Date other than in the ordinary course of business.
Section 8.5  Tax Provision Priority.  To the extent that this Article VIII conflicts with any other provision in this Agreement, this Article VIII shall govern.
ARTICLE IX

OTHER AGREEMENTS
Section 9.1  Books and Records; Access; Assistance.  (a)  For a period of six (6) years following the Closing, Buyer and Seller will, upon reasonable notice, provide access to the financial and other records, information, books and records and Tax Returns solely pertaining to the Business, the Acquired Assets or the Products of the Business (other than any Consolidated Tax Returns) (a) relating to the period prior to the Closing and to the extent necessary or useful for Seller or its Affiliates in connection with any audit, investigation, dispute or litigation, in each case with a third party, or with or by any Governmental Authority, or any other reasonable business purpose, or to comply with any tax, accounting, regulatory or similar requirements or (b) to the extent requested by Buyer for any reason; provided, that any such access by Buyer or Seller shall not unreasonably interfere with the conduct of Buyer’s or Seller’s business. Buyer and Seller shall use reasonable best efforts to preserve, for at least six (6) years after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extensions thereof: (i) all such financial and other records, information and books and records, and (ii) Tax Returns solely pertaining to the Business, the Acquired Assets or the Products (other than any Consolidated Tax Returns). Seller shall have the right to retain copies of all information and documents provided by Seller to Buyer pursuant to Section 2.1 and copies of all other Books and Records, in each case to the extent such information, documents or Books and Records includes information related to the Retained Business; provided that such copies shall be deemed Buyer Information. The right to access provided by this Section 9.1 shall include the right to make copies of accessed documents; provided, that all such copies shall be at the sole cost and expense of the requesting Party.  The Party providing access under this Section 9.1 shall have the right to reasonably redact all such documents.
(b) Notwithstanding the foregoing, this Section 9.1 shall not provide Buyer or Seller (or Representatives or Subsidiaries of any thereof) any access rights to documents or information of the other Party (i) which access would violate any Laws or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), (ii) with respect to individual performance or evaluation records, medical histories or other personnel-related information, the disclosure of which would, in a Party’s good faith opinion, subject the Party or any of its Affiliates to risk of Liability or (iii) which access would waive any attorney-client, work product, or like privilege (it being understood that Buyer and Seller shall take reasonable actions to eliminate any such impediments set forth in clauses (i) through (iii) to providing such information).
Section 9.2  Wrong Pocket Assets; Transfer of Assets.  (a)  Subject to Section 2.5, if any Acquired Asset remains vested in or in the possession of Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such Acquired Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration (it being acknowledged and agreed that Buyer shall have already paid good consideration for all Acquired Assets by paying the Purchase Price). Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Acquired Assets in its possession or control or that of any Affiliate of Seller.
(b) If any Excluded Asset, including the amount of any Seller Tax Refund, is vested in or in the possession of Buyer or any of its Affiliates following Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset (including the amount of any Seller Tax Refund) as soon as reasonably practicable to Seller or its designee for no consideration (it being acknowledged and agreed that the Parties have not agreed to sell such Excluded Asset). Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control.  Buyer and its Affiliates shall use commercially reasonable efforts to file or make any claim for such Seller Tax Refund at the sole cost and expense of Seller; provided, however, that Buyer shall bear 50% of the reasonable costs and expenses of filing a claim for any Straddle Period.
(c)  From time to time following the Closing, as and when requested by a Party, the other Party shall, and shall cause its Affiliates to, at the requesting Party’s expense (except as otherwise expressly provided in this Agreement), execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to such Party such documents as such Party or its counsel may reasonably request as necessary for such purpose.
Section 9.3  Shared Contracts.  From and after the date hereof, Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract to consent to the partial assignment, effective not prior to the Closing Date, of those rights of Seller and its Subsidiaries related to the Business or enter into a new agreement with Buyer with respect to the matters addressed by such Shared Contract that are related to the Business; provided, that neither Seller nor any of its Subsidiaries shall be required to compromise any right, asset or benefit (nor shall they be permitted to do so) or expend any amount or incur any liabilities or provide any other consideration in connection therewith. Any Shared Contract for which the arrangements described in this Section 9.3 could not be entered into prior to the Closing shall be a Non-Transferable Asset.
Section 9.4  Accounts Receivable.  The parties hereto acknowledge and agree that all Accounts Receivable shall remain the property of Seller and its Affiliates and shall be collected by Seller subsequent to the Closing solely in the Ordinary Course of Business. In the event that, subsequent to the Closing, Buyer or one of its Affiliates receives any payments from any obligor with respect to an account receivable outstanding on the Closing Date, then Buyer shall within twenty (20) Business Days of receipt of such payment remit the full amount of such payment to Seller or its Affiliate, as applicable.  In the case of the receipt by Buyer of any payment from any obligor of Seller and Buyer, then unless otherwise specified by such obligor, Buyer and Seller shall cooperate in good faith to determine whether such payment constitutes a payment made with respect to an Account Receivable of Seller or its Affiliates related to the operation of the Business prior to the Closing Date or a payment made with respect to an account receivable of Buyer or the

Business related to the operation of the Business on or after the Closing Date.  In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer or the Business, including an account receivable related to a Shared Contract for which Buyer is entitled to the right or benefit pursuant to Section 2.5, for any period after the Closing Date, then Seller or its Affiliate, as applicable, shall within twenty (20) Business Days of receipt of such payment remit the full amount of such payment to Buyer.  In the case of the receipt by Seller or any of its Affiliates of any payment from any obligor of Seller and Buyer, then unless otherwise specified by such obligor, Buyer and Seller shall cooperate in good faith to determine whether such payment constitutes a payment made with respect to an Account Receivable of Seller or its Affiliates related to the operation of the Business prior to the Closing Date or a payment made with respect to an account receivable of Buyer or the Business related to the operation of the Business on or after the Closing Date.
Section 9.5  Insurance.  From and after the Closing, the Business shall cease to be insured by Seller or its Affiliates’ current and historical insurance policies or programs or by any of the current and historical self-insured programs of Seller or its Affiliates, and neither Buyer nor its Affiliates shall have any access, right, title or interest to or in any insurance policies or programs or self-insured programs of Seller and its Affiliates (including to any claims or rights to make claims or any rights to proceeds).  Seller or any of its Affiliates may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 9.5.  From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business.  Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Business under or in respect of any past or current insurance policy, program or self-insurance program of Seller or its Affiliates.
Section 9.6  Product Returns and Recalls.  Buyer shall be solely responsible for handling, processing, providing refunds for and otherwise administering returns for all Products after the Closing Date; provided that Seller shall be financially responsible for returns that are Excluded Liabilities. If any Selling Party is asked by a customer to process, issue credit or remit payment for any Product return for which Buyer is responsible under this Section 9.6, such Selling Party shall refer such customer to Buyer for processing. From and after the Closing Date, Buyer shall have the sole right to conduct all voluntary and involuntary recalls or market withdrawals of Products (whether sold before or after Closing), including (a) recalls required by any Governmental Authority and (b) voluntary recalls and market withdrawals of Product sold prior to or after the Closing. Seller shall cooperate with Buyer’s reasonable requests to assist Buyer in implementing and effecting such recall or market withdrawal, to the extent relating to Products manufactured or sold prior to Closing or Products included in the Acquired Assets.
Section 9.7  Data Room.  Within five (5) Business Days after the Closing Date, Seller shall deliver to Buyer ten (10) DVDs containing copies of the Data Room, which shall include for each document contained therein the date such document was uploaded to the Data Room.

Section 9.8  Restrictive Covenants.
(a) Seller covenants and agrees that, Seller shall not, and shall cause its Affiliates not to, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise):
(i) for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, engage, invest or have any interest (either directly or indirectly, as a principal or for its own account, solely or jointly with others, or as equity holders or otherwise) in the Business or in any business or Person that competes with the Business as conducted as of the Closing Date (a “Competing Business”) anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular geographic region and that the Business may be engaged in effectively from any location); provided that nothing in this Section 9.8 shall preclude Seller or any of its Affiliates from:
(A) owning up to two percent (2%) of any Person engaged in a Competing Business if (A) such Competing Business is publicly traded and (B) Seller or such Affiliate does not control the operation or management of such Competing Business;
(B) entering into and consummating an agreement with any Person with respect to a merger, share exchange or other business combination transaction with respect to Seller immediately following which the beneficial owners of the voting capital stock of Seller immediately prior to the consummation of such transaction do not, directly or indirectly, beneficially own more than twenty-five percent (25%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction, and in the event of such transaction, the restrictions contained in this Section 9.8 shall not apply to such acquirer or its Affiliates, except that such restrictions shall continue to apply to Seller (or the surviving company in a merger or combination with Seller if the surviving company is a Subsidiary of such acquirer) and its Subsidiaries; or
(C) acquiring any entity, assets or business that is or are engaged in a Competing Business if the revenues from the Competing Business constitute less than twenty-five percent (25%) of the total revenues generated by such entity, assets or business; provided, however, that Seller or its Affiliate, as applicable, shall divest the portion of such entity, assets or business that is engaged in a Competing Business within twelve (12) months following the acquisition thereof;
(ii) for a period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, solicit for purposes of employment or hire (or engage as a contractor or consultant) any Business Employee, or otherwise solicit, induce or otherwise encourage any Business Employee to discontinue, or refrain from entering into any employment relationship (contractual or otherwise) with Buyer or its Subsidiaries; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the Selling Parties shall not be prohibited from (A) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any Continuing Employee or the Business, or (B) soliciting or hiring any Continuing Employee that has been terminated without cause by Buyer or any of its Subsidiaries.
(b) Buyer covenants and agrees that for a period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) solicit for purposes of employment or hire (or engage as a contractor or consultant) any Non-Business Employee with whom Buyer or its Representatives has had contact prior to Closing to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Seller or any of its Subsidiaries; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Buyer and its Affiliates shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any such Non-Business Employee, or (ii) soliciting or hiring any such Non-Business Employee that has been terminated without cause by Seller or any of its Subsidiaries.
(c) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 9.8, any term, restriction, covenant or promise in this Section 9.8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 9.8 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder.
ARTICLE X

CONDITIONS TO CLOSING
Section 10.1  Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller and Buyer, as the case may be, to the extent permitted by Law:
(a) No Adverse Law or Order shall be in effect.
(b) All applicable waiting periods (or extensions thereof) or necessary approvals or clearances relating to the Transactions under the HSR Act and the Antitrust Laws of the jurisdictions set forth on Schedule 10.1(b) shall have expired, been terminated or received.
Section 10.2  Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller:
(a) (i) The Buyer Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if they had been made at such time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date) and (ii) the representations and warranties set forth in Article V (other than the Buyer Fundamental Representations) shall be true and correct (with such representations read for such purposes without materiality qualifications) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if they had been made at such time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
(b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) Buyer shall have delivered to Seller each of the documents required to be delivered by Buyer or its Affiliates pursuant to Section 3.2(b).
Section 10.3  Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Buyer:
(a) (i) The Seller Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if they had been made at such time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), (ii) the representations and warranties set forth in Article IV (other than the Seller Fundamental Representations) shall be true and correct (with such representations and warranties, other than Section 4.5(a), read for such purposes without any materiality or Material Adverse Effect qualifications) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if they had been made at such time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and (iii) since the date of this Agreement, there shall not have occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) None of the following shall have been instituted after the date hereof: (i) any Law or Order that prohibits Buyer from owning, operating or controlling the Business or the Acquired Assets or materially impairs the right or ability of Buyer to own, operate or control the Business or the Acquired Assets, (ii) any Proceeding by any Governmental Authority that seeks to prevent the consummation of the Transactions or seeks to prohibit or materially impair the right or ability of Buyer to own, operate or control the Business or the Acquired Assets, or (iii) any Proceeding by any Governmental Authority that may result in the imposition of criminal liability or the imposition of regulatory fines or material damages with respect to the Business.

(d) Seller shall have delivered to Buyer each of the documents and other deliverables required to be delivered by Seller pursuant to Section 3.2(a).
Section 10.4  Frustration of Closing Conditions. Except as required by Law, neither Seller nor Buyer may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, to be satisfied if such Party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such failure.
ARTICLE XI

TERMINATION
Section 11.1  Termination. This Agreement may be terminated at any time prior to the Closing only upon the following:
(a) by the mutual written agreement of Seller and Buyer;
(b) by Seller or Buyer, by written notice to the other Party, if the Closing has not occurred by 11:59 p.m., New York City Time, on the date that is one hundred twenty (120) days after the date hereof (the “Outside Date”); provided, that if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 shall have been satisfied (other than Section 10.1(b) and conditions that by their nature are to be satisfied at the Closing) or waived on or prior to such date, the Outside Date shall automatically extend until the date that is ninety (90) days following the initial Outside; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been a principal cause of, or resulted in, the Closing not occurring prior to the Outside Date;
(c) by Seller, by written notice to Buyer, if Buyer shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.2(a) or Section 10.2(b) and (ii) is incapable of being cured, or is not cured, by Buyer within thirty (30) days following receipt of written notice of such breach or failure to comply from Seller provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Seller if Seller has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure would result in any of the closing conditions in Section 10.3(a) or Section 10.3(b) not being satisfied;
(d) by Buyer, by written notice to Seller, if Seller shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.3(a) or Section 10.3(b) and (ii) is incapable of being cured, or is not cured, by Seller within thirty (30) days following receipt of written notice of such breach or failure to comply from Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Buyer if Buyer has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure would result in any of the closing conditions in  Section 10.2(a) or Section 10.2(b) not being satisfied; or
(e) by either Seller or Buyer, by written notice to the other, in the event of any final and nonappealable Adverse Law or Order.
Each termination condition set forth in this Section 11.1 shall be considered separate and distinct from each other such condition.  If more than one of the termination conditions set forth in this Section 11.1 are applicable, the applicable Party shall have the right to choose the termination condition or conditions pursuant to which this Agreement is to be terminated.
Section 11.2  Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and Buyer shall return to Seller or destroy all documents, work papers and other materials of Seller relating to the Business and to the Transactions, whether so obtained before or after the execution hereof.  In the event of the termination of this Agreement pursuant to Section 11.1, no Party to this Agreement shall have any Liability under this Agreement to any other Party except that no such termination shall relieve any Party from any Liability for Fraud or for Willful Breach by such Party; it being understood and agreed that the Confidentiality Agreement, this Article XI, and Article XIII (except for Section 13.3 and Section 13.11) hereof and all provisions of this Agreement necessary for the interpretation and enforcement thereof shall remain in full force and effect following such termination (and all other terms of this Agreement shall terminate and become void and of no further force or effect).
ARTICLE XII

INDEMNIFICATION
Section 12.1  Survival; Effect of Materiality Qualifiers; Losses.  (a)  All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the eighteen (18) month anniversary of the Closing Date; provided, however, that the Buyer Fundamental Representations, the Seller Fundamental Representations and the representations and warranties set forth in Section 4.12(d) (Certain Activities Relating to Bribery), Section 4.15 (Employee Benefits), Section 4.17 (Tax Matters) and Section 4.20 (Environmental Matters) shall survive until the later of the sixth (6th) anniversary of the Closing Date and sixty (60) days following the expiration of the applicable statute of limitations.  All claims with respect to the covenants which by their terms do not contemplate performance after the Closing shall terminate upon the first (1st) anniversary of the Closing Date. All claims with respect to the covenants which by their terms contemplate performance after the Closing shall terminate sixty (60) days following full performance of such covenants in accordance with their terms. In the event that notice of any claim for indemnification under this Article XII has been given pursuant to Section 12.4 or Section 12.5, as the case may be, within the applicable survival period, the representations and warranties or covenants that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. It is the intention of the Parties that the survival periods and termination dates set forth in this Section 12.1 supersede any statute of limitations applicable to such representations and warranties and covenants or any claim with respect thereof.

(b) For purposes of this Article XII, the term “Losses” means damages, Liabilities, losses, claims, payments, fines, fees, penalties, charges, Taxes, judgments, settlements, assessments and costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees and reasonable out-of-pocket disbursements).
(c) For purposes of determining whether a breach has occurred and the amount of any Losses in respect of any breach or inaccuracy of any representation or warranty contained in this Agreement, any express qualifications or limitations set forth in such representation or warranty as to materiality, Material Adverse Effect or other words of similar import contained therein shall be disregarded; provided, however, that this clause (c) shall not apply to, and such qualifications and limitations shall not be disregarded for purposes of determining whether a breach has occurred or the amount of Losses in respect of any such breach with respect to, any breach or inaccuracy of the representations and warranties set forth in Section 4.5(a) (Material Adverse Effect), Section 4.5(b) (Conduct of Business), Section 4.6(a) (Financial Statements) or Section 4.6(c) (Undisclosed Liabilities).
Section 12.2  Indemnification by Seller.  (a)  From and after the Closing and subject to the provisions of this Article XII, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from:
(i) the breach of any representation or warranty made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 3.2(a)(iii) of this Agreement;
(ii) the breach of any covenant or agreement made by Seller in this Agreement;
(iii) any Excluded Liability; or
(iv) any matter set forth on Schedule 12.2 (and the survival period for this Section 12.2(a)(iv) shall be, subject to Section 12.1, a period terminating on the twelve (12) month anniversary of the Closing Date).
(b) Notwithstanding anything to the contrary contained in this Agreement:
(i) Seller shall have no Liability for any claim for indemnification pursuant to Section 12.2(a)(i) unless (A) the Losses for which Seller would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Seller’s representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Seller shall be liable solely for Losses in excess of the Deductible up to the Cap; and
(ii) Seller’s aggregate liability for indemnification under Section 12.2(a)(i) shall in no event exceed $13,500,000 (the “Cap”).

Notwithstanding the foregoing, the De Minimis Amount, Deductible and Cap shall not apply to Seller’s indemnification obligations (a) arising out of, relating to or resulting from Fraud by Seller with respect to Seller’s representations and warranties set forth in Article IV, or (b) arising out of, relating to or resulting from a breach or inaccuracy in a Seller Fundamental Representation, and none of the foregoing shall count toward the Deductible or the Cap.
Section 12.3  Indemnification by Buyer.  (a)  From and after the Closing and subject to the provisions of this Article XII, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties,” and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from:
(i) the breach of any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 3.2(b)(iii) of this Agreement;
(ii) the breach of any covenant or agreement made by Buyer in this Agreement; or
(iii) any Assumed Liability.
(b) Notwithstanding anything to the contrary contained in this Agreement:
(i) Buyer shall have no Liability for any claim for indemnification pursuant to Section 12.3(a)(i) unless (A) the Losses for which Buyer would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Buyer shall be liable solely for Losses in excess of the Deductible up to the Cap; and
(ii)  Buyer’s aggregate liability for indemnification under Section 12.3(a)(i) shall in no event exceed the Cap.
Notwithstanding the foregoing, the De Minimis Amount, Deductible and Cap shall not apply to Buyer’s indemnification obligations (a) arising out of, relating to or resulting from Fraud by Buyer, or (b) arising out of, relating to or resulting from a breach or inaccuracy in a Buyer Fundamental Representation, and none of the foregoing shall count toward the Deductible or the Cap.
Section 12.4  Third Party Claims.  (a)  In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the

Indemnifying Party in writing of such Third Party Claim.  Such notice (a “Claim Notice”) shall specify the section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such Third Party Claim (if known) and shall include all material correspondence and documentation in the possession of the Indemnified Party relating to such claim. After providing such notice, the Indemnified Party shall keep the Indemnifying Party reasonably informed with respect thereto; provided, however, that the failure to timely give a Claim Notice, include any information in a Claim Notice, and to keep the Indemnifying Party reasonably informed shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. Upon receipt of a Claim Notice, the Indemnifying Party may object to such claim and/or reserve its rights under this Agreement in connection therewith, and any such objection and/or reservation of rights shall not be deemed a repudiation of this Agreement or any of Indemnifying Party’s obligations hereunder.
(b) The Indemnifying Party shall have the right to assume the defense of the Indemnified Party in connection with any Third Party Claim and shall have the sole power to direct and control such defense with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall first acknowledge in writing its indemnification obligation under and subject to this Article XII; provided, further, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim if (i) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; (ii) such Third Party Claim is reasonably likely, in the reasonable judgment of the Indemnified Party, to have a material effect on the Indemnified Party or the Business or involve Losses beyond the scope or limits of the indemnification obligation of the Indemnifying Party; or (iii) the Indemnifying Party shall not have assumed the defense of the litigation in a timely fashion (but in any event within thirty (30) days of notice of such Third Party Claim).  Once the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost and expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim on a basis (i) that would result in the imposition of a consent order, injunction, decree or agreement that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) that includes a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates (iii) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Party and its Affiliates from all Liability with respect to the matters that are subject to such Third Party Claim or (iv) that provides for any payment by the Indemnified Party or any of its Affiliates that is not fully covered by the indemnification obligations of the Indemnifying Party.
(c) If the Indemnifying Party does not assume the defense of a Third Party Claim within thirty (30) days of notice of such Third Party Claim, the Indemnified Party shall have the right to assume and control its own defense.  If the Indemnified Party assumes its own defense of a Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed as to the status of, and any material developments related to, the Third Party Claim, provide to the

Indemnifying Party any documentation or information reasonably requested by the Indemnifying Party relating to such Third Party Claim, and shall consult with the Indemnifying Party, and consider in good faith the Indemnifying Party’s views, with respect to the defense strategy and budget for such Third Party Claim.  The Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld, delayed or conditioned), pay, compromise or settle any such Third Party Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such Third Party Claim shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party under and subject to this Article XII.
(d) The Indemnified Party and Indemnifying Party shall, and shall cause their Affiliates to, provide reasonable cooperation to the other party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which the Indemnified Party is seeking indemnification pursuant to this Article XII, including, but not limited to, by providing the other party with reasonable access to books, records,  employees and officers (including as witnesses) of such party and its Affiliates; provided, that neither party shall be required to grant access or furnish information to the other party to the extent that such information is subject to an attorney-client, work product or other applicable legal privilege; provided, further, that each party and/or its counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss or waiver of attorney-client, work product or other applicable legal privilege.
(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client, work product or other applicable legal privilege.
Section 12.5  Direct Claims. If an Indemnified Party desires to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim. Such notice shall specify the section(s) of this Agreement that form the basis of the Direct Claim for indemnification, the amount or the estimated amount of damages sought with respect to such Direct Claim (if known), any other remedy sought thereunder, and any relevant time constraints relating thereto and shall include all material correspondence and documentation in the possession of the Indemnifying Party related to such Direct Claim; provided, however, that the failure to include any information in a Direct Claim shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim.  Upon receipt of notice of a Direct Claim, the Indemnifying Party may object to such claim and/or reserve its rights under this Agreement in connection therewith, and any such objection and/or reservation of rights shall not be deemed a repudiation of this Agreement or any of the Indemnifying Party’s obligations hereunder.

Section 12.6  Adjustments to Losses.
(a) Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 12.2 or 12.3 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party that is not an Affiliate of such Indemnified Party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received from any third party that is not an Affiliate of such Indemnified Party as an offset against such Loss (each third party that is not an Affiliate of such Indemnified Party referred to in clauses (i) and (ii), a “Collateral Source”), in each case net of reasonable costs of recovery and, if applicable, premium increases or adjustments.  If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Sections 12.2 and 12.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article XII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article XII had such receipt been made at or prior to the time of such indemnification payment.
(b) Other Recovery. The provisions of this Article XII are not intended to permit duplicate recoveries on the same Loss.
Section 12.7  LIMITATION OF LIABILITY, DISCLAIMER OF CERTAIN DAMAGES. NEITHER PARTY WILL BE LIABLE TO INDEMNIFY THE OTHER FOR, AND LOSSES SHALL NOT INCLUDE, ANY PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF (I) ANY LOSSES INCURRED OR SUFFERED FROM THIRD-PARTY CLAIMS OR (II) ANY PUNITIVE DAMAGES BASED SOLELY ON THE CONDUCT OF THE INDEMNIFYING PARTY AWARDED BY A COURT OF COMPETENT JURISDICTION BY FINAL JUDGMENT NOT SUBJECT TO APPEAL.
Section 12.8  Characterization of Indemnification Payments. Except as otherwise required by applicable Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 12.2 or Section 12.3 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes.
Section 12.9  Exclusive Remedy.  Except for claims arising out of or based upon Fraud or as provided in Section 3.3 and Section 13.11, from and after the Closing, the exclusive remedy for any Indemnified Party for misrepresentations, breach of warranties or breach of covenants contained in this Agreement, for any claim arising out of, relating to or based upon this Agreement, or the Transactions shall be the indemnification provided in this Article XII.  In furtherance of the foregoing, except for claims arising out of or based upon Fraud or as provided in Section 3.3 and Section 13.11, subject to the indemnification provided in this Article XII, the Parties hereby waive and release, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any), whether at law or in equity, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller, its Affiliates or any of its or their Representatives, or Buyer, its Affiliates or any of its or their Representatives, as the case may be, arising out of, relating to or based upon any latent or patent defects or physical conditions, any and all other acts, omissions, events, circumstances or matters regarding this Agreement, the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated hereby or any applicable Law. For the avoidance of doubt, nothing herein shall limit the Buyer’s, Seller’s or other Indemnified Party’s rights under Section 3.3 and Section 13.11 any claims arising out of or based upon Fraud, or any claims or rights under the Intellectual Property License Agreement, the Transition Services Agreement or the Transition Manufacturing Agreement.
Section 12.10  Limitation of Set-Off. Neither Party shall have any right to set off any unresolved indemnification claim pursuant to this Article XII against any payment due pursuant to Article II or under any Ancillary Agreement.
Section 12.11  Duty to Mitigate. Each Indemnified Party shall take commercially reasonable steps to mitigate all Losses, to the extent required by applicable Law, after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, that such mitigation is not detrimental in any material respect to the Indemnified Party and any costs of such mitigation shall be considered additional indemnifiable Losses hereunder; provided, further, that the failure of the Indemnified Party to mitigate pursuant to the terms hereof shall only reduce the rights of the Indemnified Party to recover for Losses to the extent of the Losses that would have been avoided by such required mitigation.
ARTICLE XIII

MISCELLANEOUS
Section 13.1  Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns.  No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or Liabilities under this Agreement without the prior written consent of the other Party, which any such Party may withhold in its absolute discretion, except that Buyer may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates or to any successor of all or a portion of the Business without Seller’s prior written consent (but with written notice to Seller); provided that any such permitted assignment shall not relieve Buyer of its obligations hereunder.
Section 13.2  Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party and any of their respective Affiliates may make any public disclosure (a) it believes in good faith, upon advice of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will provide reasonable advance notice, to the extent reasonably practicable, to the other Party prior to making the disclosure and will in good faith consider the reasonable comments of the other Party on such disclosure) or (b) that is substantially consistent with a prior press release or public announcement made with the consent of the other Party.

Section 13.3  Confidentiality.  (a)  Buyer and Seller agree that the Confidentiality Agreement shall, as of the Closing Date, be terminated and of no further force and effect.
(b) Seller agrees that, for a period of five (5) years after the Closing (or, with respect to trade secrets, the longest period of time permitted under Law), Seller and its Representatives shall keep confidential and shall not disclose to any Person, or use (other than in respect of the discharge of Excluded Liabilities), any Buyer Information. Seller and its Representatives shall exercise the same degree of care with respect to maintaining the confidentiality of any Buyer Information that Seller exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care, except that if any Buyer Information is required by Law or legal or administrative process to be disclosed, Seller shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Buyer of such disclosure requirement so that Buyer or its Affiliates may seek a protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Buyer does not waive compliance with this Section 13.3(b), and Seller or its Representatives are nonetheless legally required to disclose such Buyer Information, Seller or its Representatives, as the case may be, will furnish only that portion of the Buyer Information which Seller or Representative is advised by counsel is legally required to be furnished and will give Buyer written notice of the Buyer Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Buyer Information. For purposes of this Section 13.3(b), the term “Buyer Information” means (i) all information, knowledge and data of Seller and its Affiliates as of immediately prior to the Closing to the extent related to the Business, the Acquired Assets, the Products and/or the Assumed Liabilities, (ii) all information, knowledge and data provided by Buyer or any of its Affiliates to Seller in connection with the Transactions other than any information contemplated by clause (i), and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Seller, its Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (i) and (ii) of this sentence, other than any such information that (A) only with respect to (ii) above, is known to Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to Seller by a third party which has, or is reasonably believed by Seller to have, a legal right to make such disclosure without requiring Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Seller, or (D) is independently developed by or for Seller, without reliance on or reference to any information contemplated by clauses (i) or (ii) of this sentence.
(c) Buyer agrees that, for a period of five (5) years after the Closing (or, with respect to trade secrets, the longest period of time permitted under Law), Buyer and its Representatives shall keep confidential and shall not disclose to any Person, or use, any Seller Information. Buyer and its Representatives shall exercise the same degree of care with respect to maintaining the confidentiality of any Seller Information that Buyer exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care, except that if any Seller Information is required by Law or legal or administrative process to be disclosed, Buyer shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Seller of such disclosure requirement so that Seller or its Affiliates may seek a protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Seller does not waive compliance with this Section 13.3(c), and Buyer or its Representatives are nonetheless legally compelled to disclose such Seller Information, Buyer or its Representatives, as the case may be, will furnish only that portion of the Seller Information which Buyer or its Representatives are advised by counsel is legally required to be furnished and will give Seller written notice of the Seller Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Seller Information. For purposes of this Section 13.3(c), the term “Seller Information” means (i) all information, knowledge and data provided in connection with the Transactions by Seller or its Affiliates to Buyer to the extent related to the Retained Business, the Excluded Assets, the Retained Products and/or the Excluded Liabilities, and (ii) the portion of such analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Buyer, Buyer’s Representatives or others, which contain the information referred to in clause (i) of this sentence, other than any such information that (A) is known to Buyer prior to receipt thereof from Seller or any of its Affiliates, (B) is disclosed to Buyer by a third party which has, or is reasonably believed by Buyer to have, a legal right to make such disclosure without requiring Buyer to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Buyer, or (D) is independently developed by or for Buyer, without reliance on or reference to any information related to the Retained Business received from Seller or any of its Affiliates, or (E) constitutes Buyer Information or is otherwise reasonably necessary for Buyer to conduct the Business or discharge the Assumed Liabilities.
Section 13.4  Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, including Section 6.2(g), each Party shall bear its own costs and expenses in connection with this Agreement and the Ancillary Agreements and with respect to the Transactions.
Section 13.5  Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 13.6  Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the Ancillary Agreements (including the Transfer Documents after their execution and delivery hereunder) including any and all Schedules, Annexes and Exhibits contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Seller and Buyer. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects.
Section 13.7  No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the Indemnified Parties,

and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right.
Section 13.8  Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.
Section 13.9  Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 13.10  Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement or any Ancillary Agreement delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally:  (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each Party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS,

(C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(b).
Section 13.11  Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The right to specific performance shall include the right of Seller to cause Buyer to cause the Transactions to be consummated on the terms and subject to the conditions and obligations set forth in this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the Parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the Transactions and without such right, none of the Parties would have entered into this Agreement.
Section 13.12  Representation by Counsel.  Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
Section 13.13  Bulk Transfers.  Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.
Section 13.14  Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.
Section 13.15  Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized overnight courier (for delivery in no fewer than two (2) Business Days), by facsimile or by email of a pdf document. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by nationally recognized overnight courier shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given on the date of the sender’s receipt of confirmation of successful transmission; and notices delivered by email shall be deemed given on the date delivered. If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day. All notices shall be addressed as follows:
If to Seller:

AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110
Attention:    Stephen A. Trowbridge, Senior Vice President
                   and General Counsel
Facsimile:   (518) 795-1401
E-mail:        strowbridge@angiodynamics.com
with a copy to (which shall not constitute notice):
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention:    William P. Mills
                   Braden K. McCurrach
Facsimile:    (212) 504-6666
E-mail:        william.mills@cwt.com
                   braden.mccurrach@cwt.com
If to Buyer:

Medline Industries, Inc.
Three Lakes Drive
Northfield, Illinois 60093
Attention:    General Counsel
Facsimile:   (847) 949-2633
E-mail:        ALiberman@medline.com

with a copy (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:    Gary Gerstman
                   Brent Steele
Facsimile:    (312) 853-7036
E-mail:        ggerstman@sidley.com
                   bsteele@sidley.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.15.
Section 13.16  Waiver of Conflicts. Recognizing that Cadwalader has been engaged by Seller and its Affiliates to represent it in connection with the Transactions, Buyer hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts arising from Cadwalader’s representation of Seller and its Affiliates in connection with the Transaction that may arise after the Closing between Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, in a dispute between Buyer and Seller related to the Transactions, and (ii) agrees that Cadwalader may represent Seller or any of its Affiliates in such dispute even though the interest of Seller may be directly adverse to Buyer or any of its Affiliates, and even though Cadwalader may have represented Buyer or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or any of its Affiliates.  In addition, Buyer, on its own behalf and on behalf of its Affiliates, further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Cadwalader, Seller or any of Seller’s Affiliates or any of their respective directors, managers, members, partners, officers or employees or Affiliates that relate in any way to this Agreement or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to Seller and shall be controlled solely by Seller and shall not pass to or be claimed by Buyer or any of its Affiliates.  Accordingly, Buyer shall not have access to any such communications, or to the files of Cadwalader relating to its engagement, whether or not the Closing shall have occurred.  Notwithstanding those efforts, Buyer, on its behalf and on behalf of its Affiliates, further understands and agrees that the consummation of the Transactions may result in the inadvertent disclosure of such information that may be confidential or subject to a claim of privilege.  Buyer, on its behalf and on behalf of its Affiliates, further understands and agrees that any disclosure of such information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege.  Buyer, on its behalf and on behalf of its Affiliates, agrees to use commercially reasonable efforts to return promptly any such inadvertently disclosed information to the appropriate Person upon becoming aware of its existence.  Buyer agrees to take, and to cause its Affiliates to take, all steps reasonably necessary to implement the intent of this Section 13.16.  Recognizing that Sidley has been engaged by Buyer and its Affiliates to represent it in connection with the Transactions, Seller hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts arising from Sidley’s representation of Buyer and its Affiliates in connection with the Transaction that may arise after the Closing between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, in a dispute between Seller and Buyer related to the Transactions, and (ii) agrees that Sidley may represent Buyer or any of its Affiliates in such dispute even though the interest of Buyer may be directly adverse to Seller or any of its Affiliates, and even though Sidley may have represented Seller or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Seller or any of its Affiliates.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
SELLER

ANGIODYNAMICS, INC.

By:	/s/ James C. Clemmer
Name: James C. Clemmer
Title: President and CEO
[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BUYER

MEDLINE INDUSTRIES, INC.

By:	/s/ Alex Liberman
Name: Alex Liberman
Title: General Counsel and Assistant Secretary

[Signature Page to Asset Purchase Agreement]